EXHIBIT 99.1

MAMMOTH ENERGY SERVICES, INC.

PART I. FINANCIAL INFORMATION
Item 1. Financial Statements
MAMMOTH ENERGY SERVICES, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS (unaudited)

ASSETS	March 31,	December 31,
	2017 (a)	2016 (a)
CURRENT ASSETS
Cash and cash equivalents	$12,927,242	$29,238,618
Accounts receivable, net	25,612,506	21,169,579
Receivables from related parties	32,433,387	27,589,283
Inventories	6,097,571	6,124,201
Prepaid expenses	3,559,431	4,425,872
Other current assets	1,182,058	391,599
Total current assets	81,812,195	88,939,152

Property, plant and equipment, net	264,727,442	242,119,663
Sand reserves	55,365,025	55,367,295
Intangible assets, net - customer relationships	13,859,772	15,949,772
Intangible assets, net - trade names	5,439,307	5,617,057
Goodwill	88,726,875	88,726,875
Other non-current assets	5,491,879	5,642,661
Total assets	$515,422,495	$502,362,475

LIABILITIES AND EQUITY
CURRENT LIABILITIES
Accounts payable	$40,337,570	$20,469,542
Payables to related parties	661,134	203,209
Accrued expenses and other current liabilities	9,049,128	8,546,198
Income taxes payable	—	28,156
Total current liabilities	50,047,832	29,247,105

Long-term debt	—	—
Deferred income taxes	43,881,012	47,670,789
Asset retirement obligation	261,029	259,804
Other liabilities	2,635,605	2,404,422
Total liabilities	96,825,478	79,582,120

COMMITMENTS AND CONTINGENCIES (Note 13)

EQUITY
Equity:
Common stock, $0.01 par value, 200,000,000 shares authorized, 37,500,000	375,000	375,000
issued and outstanding at March 31, 2017 and December 31, 2016.
Additional paid in capital	400,775,752	400,205,921
Accumulated deficit	(61,259,392)	(56,322,878)
Members' equity	81,693,910	81,738,675
Accumulated other comprehensive loss	(2,988,253)	(3,216,363)
Total equity	418,597,017	422,780,355
Total liabilities and equity	$515,422,495	$502,362,475

(a) Financial information has been recast to include the financial position and results attributable to Sturgeon Acquisitions LLC ("Sturgeon"). See Note 12.

The accompanying notes are an integral part of these consolidated financial statements.

MAMMOTH ENERGY SERVICES, INC.
CONDENSED CONSOLIDATED STATEMENTS OF COMPREHENSIVE LOSS (unaudited)

	Three Months Ended
	March 31,
	2017 (a)	2016 (a)
REVENUE
Services revenue	$27,091,882	$28,236,482
Services revenue - related parties	32,961,657	1,146,554
Product revenue	3,372,063	1,281,745
Product revenue - related parties	11,540,419	1,918,078
Total Revenue	74,966,021	32,582,859

COST AND EXPENSES
Services cost of revenue (1)	45,460,804	26,093,376
Services cost of revenue - related parties	429,917	117,046
Product cost of revenue (2)	12,607,265	6,180,754
Product cost of revenue - related parties	—	—
Selling, general and administrative	6,412,544	3,505,629
Selling, general and administrative - related parties	324,254	108,245
Depreciation and amortization	17,237,251	17,751,072
Total cost and expenses	82,472,035	53,756,122
Operating loss	(7,506,014)	(21,173,263)

OTHER (EXPENSE) INCOME
Interest expense	(397,184)	(1,296,356)
Other, net	(184,146)	(990)
Total other expense	(581,330)	(1,297,346)
Loss before income taxes	(8,087,344)	(22,470,609)
(Benefit) provision for income taxes	(3,106,065)	894,360
Net loss	$(4,981,279)	$(23,364,969)

OTHER COMPREHENSIVE LOSS
Foreign currency translation adjustment (3)	228,110	1,975,351
Comprehensive loss	$(4,753,169)	$(21,389,618)

Net loss per share (basic and diluted) (Note 9)	$(0.13)	$(0.78)
Weighted average number of shares outstanding (Note 9)	37,500,000	30,000,000

Pro Forma C Corporation Data (unaudited):
Net loss, as reported		(23,364,969)
Pro forma benefit for income taxes		(1,776,580)
Pro forma net loss		(21,588,389)
Basic and Diluted (Note 9)		(0.50)
Weighted average pro forma shares outstanding—basic and diluted (Note 9)		43,107,452

(1) Exclusive of depreciation and amortization	15,837,735	16,348,075
(2) Exclusive of depreciation and amortization	1,361,715	1,366,682
(3) Net of tax	20,143	—
(a) Financial information has been recast to include the financial position and results attributable to Sturgeon. See Note 12.

The accompanying notes are an integral part of these consolidated financial statements.

MAMMOTH ENERGY SERVICES, INC.
CONDENSED CONSOLIDATED STATEMENTS OF CHANGES IN EQUITY (unaudited)

	Common Stock		Members'	Accumulated	Common	Paid-In
	Shares	Amount	Equity	Deficit	Partners	Capital	AOCL	Total
Balance at December 31, 2015 (a)	—	—	90,783,508	—	329,090,230	—	(5,926,968)	413,946,770
Net loss prior to LLC conversion	—	—	—	—	(32,085,117)	—	—	(32,085,117)
Net loss	—	—	(4,044,833)	—	—	—	—	(4,044,833)
Capital distributions	—	—	(5,000,000)	—	—	—	—	(5,000,000)
Equity based compensation	—	—	—	—	(18,683)	—	—	(18,683)
LLC Conversion (Note 1)	—	—	—	—	(296,986,430)	296,986,430	—	—
Issuance of common stock at public offering, net of offering costs	37,500,000	375,000	—	—	—	102,699,661	—	103,074,661
Stock-based compensation	—	—	—	—	—	519,830	—	519,830
Net loss subsequent to LLC conversion	—	—	—	(56,322,878)		—	—	(56,322,878)
Other comprehensive income	—	—	—	—	—	—	2,710,605	2,710,605
Balance at December 31, 2016 (a)	37,500,000	$375,000	$81,738,675	$(56,322,878)	$—	$400,205,921	$(3,216,363)	$422,780,355
Net loss	—	—	(44,765)	(4,936,514)	—	—	—	(4,981,279)
Equity based compensation	—	—	—	—	—	569,831	—	569,831
Other comprehensive income	—	—	—	—	—	—	228,110	228,110
Balance at March 31, 2017 (a)	37,500,000	$375,000	$81,693,910	$(61,259,392)	$—	$400,775,752	$(2,988,253)	$418,597,017

(a) Financial information includes the financial position and results attributable to Sturgeon. See Note 12.

The accompanying notes are an integral part of these consolidated financial statements.

MAMMOTH ENERGY SERVICES, INC.
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS (unaudited)

	Three Months Ended
	March 31,
	2017 (a)	2016 (a)
Cash flows from operating activities
Net loss	$(4,981,279)	$(23,364,969)
Adjustments to reconcile net loss to cash provided by operating activities:
Equity based compensation	569,831	—
Depreciation and amortization	17,237,251	17,751,072
Amortization of coil tubing strings	492,409	551,300
Amortization of debt origination costs	150,781	164,739
Bad debt expense	(40,446)	23,543
Gain disposal of property and equipment	(79,408)	(21,000)
Deferred income taxes	(3,801,212)	93,451
Changes in assets and liabilities:
Accounts receivable, net	(4,356,787)	(1,815,536)
Receivables from related parties	(4,842,008)	22,399,582
Inventories	(465,779)	(568,430)
Prepaid expenses and other assets	76,885	(4,451,262)
Accounts payable	13,301,991	(2,202,545)
Payables to related parties	451,455	(58,220)
Accrued expenses and other liabilities	732,873	10,801,225
Income taxes payable	(28,156)	(26,912)
Net cash provided by operating activities	14,418,401	19,276,038

Cash flows from investing activities:
Purchases of property and equipment	(31,109,692)	(539,922)
Proceeds from disposal of property and equipment	369,258	34,863
Net cash used in investing activities	(30,740,434)	(505,059)

Cash flows from financing activities:
Borrowings from lines of credit	—	4,840,778
Repayments of lines of credit	—	(13,240,778)
Net cash used in financing activities	—	(8,400,000)
Effect of foreign exchange rate on cash	10,657	260,074
Net (decrease) increase in cash and cash equivalents	(16,311,376)	10,631,053
Cash and cash equivalents at beginning of period	29,238,618	4,038,899
Cash and cash equivalents at end of period	$12,927,242	$14,669,952

Supplemental disclosure of cash flow information:
Cash paid for interest	$254,330	$1,180,572
Cash paid for income taxes	$700,825	$934,262
Supplemental disclosure of non-cash transactions:
Purchases of property and equipment included in trade accounts payable	$9,346,077	$597,885

(a) Financial information has been recast to include the financial position and results attributable to Sturgeon. See Note 12.

The accompanying notes are an integral part of these consolidated financial statements.

MAMMOTH ENERGY SERVICES, INC.
NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

1.	Organization and Basis of Presentation
The accompanying unaudited condensed consolidated interim financial statements were prepared in accordance with the rules and regulations of the Securities and Exchange Commission, and reflect all adjustments, which in the opinion of management are necessary for the fair presentation of the results for the interim periods, on a basis consistent with the annual audited consolidated financial statements. These condensed consolidated interim financial statements should be read in conjunction with the consolidated financial statements and the summary of significant accounting policies and notes thereto included in the 2016 annual consolidated financial statements of Mammoth Energy Services, Inc. (the "Company," "Mammoth Inc" or "Mammoth" ) in the Annual Report on Form 10-K filed on February 24, 2017.

Mammoth, together with its subsidiaries, is an integrated, growth-oriented energy services company serving companies engaged in the exploration and development of North American onshore unconventional oil and natural gas reserves. The Company was incorporated in Delaware in June 2016 as a wholly-owned subsidiary of Mammoth Energy Partners, LP, a Delaware limited partnership (the "Partnership" or the "Predecessor"). The Partnership was originally formed by Wexford Capital LP (“Wexford”) in February 2014 as a holding company under the name Redback Inc. and was converted to a Delaware limited partnership in August 2014. On November 24, 2014, Mammoth Energy Holdings, LLC (“Mammoth Holdings”), an entity controlled by Wexford, Gulfport Energy Corporation (“Gulfport”) and Rhino Resource Partners LP (“Rhino”) contributed their interest in certain of the entities presented below to the Partnership in exchange for 20 million limited partner units. Mammoth Energy Partners GP, LLC (the “General Partner”) held a non-economic general partner interest.

The following companies (the "Operating Entities”) are included in these condensed consolidated financial statements: Bison Drilling and Field Services, LLC (“Bison Drilling”), formed November 15, 2010; Bison Trucking LLC (“Bison Trucking”), formed August 9, 2013; White Wing Tubular Services LLC (“White Wing”), formed July 29, 2014; Barracuda Logistics LLC (“Barracuda”), formed October 24, 2014; Mr. Inspections LLC (“MRI”), formed January 25, 2015; Panther Drilling Systems LLC (“Panther”), formed December 11, 2012; Redback Energy Services, LLC (“Energy Services”), formed October 6, 2011; Redback Coil Tubing, LLC (“Coil Tubing”), formed May 15, 2012; Redback Pump Down Services LLC (“Pump Down”), formed January 16, 2015; Muskie Proppant LLC (“Muskie”), formed September 14, 2011; Stingray Pressure Pumping LLC (“Pressure Pumping”), formed March 20, 2012; Stingray Logistics LLC (“Logistics”), formed November 19, 2012; and Great White Sand Tiger Lodging Ltd. (“Lodging”), formed October 1, 2007, Sand Tiger Holdings, Inc. ("ST Holdings"), formed June 27, 2007, Silverback Energy Services LLC ("Silverback"), formed June 8, 2016; Mammoth Equipment Leasing LLC, formed on November 14, 2016; Cobra Acquisitions LLC ("Cobra"), formed January 9, 2017; and Cobra T&D LLC, formed January 24, 2017.

In addition, on June 5, 2017, Mammoth acquired Sturgeon Acquisitions LLC (“Sturgeon”) and Sturgeon's wholly-owned subsidiaries, Taylor Frac, LLC (“Taylor Frac”), Taylor Real Estate Investments, LLC (“Taylor RE”), and South River Road, LLC (“South River”) (collectively, the "Sturgeon Acquisition"). The accompanying financial statements have been recast to include the financial position and results attributable to the Sturgeon Acquisition. See Note 12 for additional information regarding the Sturgeon Acquisition.

The contribution to the Partnership on November 24, 2014 of all Operating Entities, except Pressure Pumping, Logistics and entities created after the date of such contribution to the Partnership, was treated as a combination of entities under common control. On November 24, 2014, the Partnership also acquired Pressure Pumping and Logistics (collectively, the “Stingray Entities”) in exchange for 10 million limited partner units. Prior to the contribution, the Partnership did not conduct any material business operations other than certain activities related to the preparation of the registration statement for a proposed initial public offering.

On October 12, 2016, the Partnership was converted into a Delaware limited liability company named Mammoth Energy Partners LLC (“Mammoth LLC”), and then Mammoth Holdings, Gulfport and Rhino, as all the members of Mammoth LLC, contributed their member interests in Mammoth LLC to Mammoth Inc. Prior to the conversion and the contribution, Mammoth Inc. was a wholly-owned subsidiary of the Partnership. Following the conversion and the contribution, Mammoth LLC (as the converted successor to the Partnership) was a wholly-owned subsidiary of Mammoth Inc. Mammoth Inc. did not conduct any material business operations until Mammoth LLC was contributed to it. On October 19, 2016, Mammoth Inc. closed its initial public offering of 7,750,000 shares of common stock (the "IPO"), which included an aggregate of 250,000 shares that were offered by Mammoth Holdings, Gulfport and Rhino, at a price to the public of $15.00 per share.

MAMMOTH ENERGY SERVICES, INC.
NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

Net proceeds to Mammoth Inc. from its sale of 7,500,000 shares of common stock were approximately $103.1 million. On the closing date of the IPO, Mammoth Inc. repaid all outstanding borrowings under its revolving credit facility and intends to use the remaining net proceeds for general corporate purposes, which may include the acquisition of additional equipment and complementary businesses that enhance its existing service offerings, broaden its service offerings or expand its customer relationships.

At March 31, 2017 and December 31, 2016, Mammoth Holdings, Gulfport and Rhino owned the following share of outstanding common stock of Mammoth Inc:

	At March 31, 2017		At December 31, 2016
	Share Count	% Ownership	Share Count	% Ownership
Mammoth Holdings	20,443,903	54.5%	20,443,903	54.5%
Gulfport	9,073,750	24.2%	9,073,750	24.2%
Rhino	232,347	0.6%	232,347	0.6%
Outstanding shares owned by related parties	29,750,000	79.3%	29,750,000	79.3%
Total outstanding	37,500,000	100.0%	37,500,000	100.0%

Operations

The Company's pressure pumping services include equipment and personnel used in connection with the completion and early production of oil and natural gas wells, well services include coil tubing units used to enhance the flow of oil or natural gas and natural sand proppant services include the distribution and production of natural sand proppant that is used primarily for hydraulic fracturing in the oil and gas industry. The Company's contract land and directional drilling services provides drilling rigs and directional tools for both vertical and horizontal drilling of oil and natural gas wells. The Company also provides other energy services, currently primarily consisting of remote accommodations for people working in the oil sands located in Northern Alberta, Canada.

The acquisition of the Stingray Entities added to the Company's completion and production portfolio. Specifically, by adding hydraulic fracturing and proppant hauling logistics services, the Company has developed a diverse offering of operations that can participate in nearly all phases of the energy services industry.

All of the Company’s operations are in North America. The Company operates in the Permian Basin, the Utica Shale, the Eagle Ford Shale, the Marcellus Shale, the Granite Wash, the Cana-Woodford Shale, the Cleveland Sand and the oil sands located in Northern Alberta, Canada. The Company's business depends in large part on the conditions in the oil and natural gas industry and, specifically, on the amount of capital spending by its customers. Any prolonged increase or decrease in oil and natural gas prices affects the levels of exploration, development and production activity, as well as the entire health of the oil and natural gas industry. Changes in the commodity prices for oil and natural gas could have a material effect on the Company’s results of operations and financial condition.

2.	Summary of Significant Accounting Policies
(a) Principles of Consolidation
The consolidated financial statements are prepared in accordance with Generally Accepted Accounting Principles ("GAAP"). All material intercompany accounts and transactions between the entities within the Company have been eliminated.

(b) Use of Estimates
The preparation of financial statements in conformity with GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities, the disclosure of contingent assets and liabilities at the date of the financial statements, and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates. Significant estimates include but are not limited to the Company's sand reserves and their impact on calculating the depletion expense, the allowance for doubtful accounts, asset retirement obligation, reserves for self-insurance, depreciation, depletion, accretion and amortization of property and equipment,

MAMMOTH ENERGY SERVICES, INC.
NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

business combination valuations, amortization of intangible assets, and future cash flows and fair values used to assess recoverability and impairment of long-lived assets, including goodwill.

(c) Cash and Cash Equivalents
All highly liquid investments with an original maturity of three months or less are considered cash equivalents. The Company maintains its cash accounts in financial institutions that are insured by the Federal Deposit Insurance Corporation, with the exception of cash held by Lodging in a Canadian financial institution. At March 31, 2017, the Company had $5.7 million, in Canadian dollars, of cash in Canadian accounts. Cash balances from time to time may exceed the insured amounts; however, the Company has not experienced any losses in such accounts and does not believe it is exposed to any significant credit risks on such accounts.

(d) Accounts Receivable
Accounts receivable include amounts due from customers for services performed and are recorded as the work progresses. The Company grants credit to customers in the ordinary course of business and generally does not require collateral. Most areas in which the Company operates provide for a mechanic’s lien against the property on which the service is performed if the lien is filed within the statutorily specified time frame. Customer balances are generally considered delinquent if unpaid by the 30th day following the invoice date and credit privileges may be revoked if balances remain unpaid.

The Company regularly reviews receivables and provides for estimated losses through an allowance for doubtful accounts. In evaluating the level of established reserves, the Company makes judgments regarding its customers’ ability to make required payments, economic events, and other factors. As the financial conditions of customers change, circumstances develop, or additional information becomes available, adjustments to the allowance for doubtful accounts may be required. In the event the Company was to determine that a customer may not be able to make required payments, the Company would increase the allowance through a charge to income in the period in which that determination is made. Uncollectible accounts receivable are periodically charged against the allowance for doubtful accounts once final determination is made of their uncollectability.

Following is a roll forward of the allowance for doubtful accounts for the three months ended March 31, 2017 and year ended December 31, 2016:

Balance, January 1, 2016	$4,011,932
Additions charged to expense	1,968,001
Deductions for uncollectible receivables written off	(602,967)
Balance, December 31, 2016	5,376,966
Additions charged (credited) to expense	(40,446)
Balance, March 31, 2017	$5,336,520
As discussed in Note 1, prolonged declines in pricing can impact the overall health of the oil and natural gas industry. The three months ended March 31, 2017 contained such pricing conditions which may lead to enhanced risk of uncollectiblity on certain receivables. As such, the Company monitored its previously established reserves and, consistent with Company policy, it reduced a portion of the allowance for doubtful accounts. The Company will continue to pursue collection until such time as final determination is made consistent with Company policy.
(e) Inventory
Inventory consists of raw sand and processed sand available for sale, chemicals and other products sold as a bi-product of completion and production operations, and supplies used in performing services. Inventory is stated at the lower of cost or market (net realizable value) on an average cost basis. The Company assesses the valuation of its inventories based upon specific usage and future utility.

Inventory processed at the Company’s sand production facility includes direct excavation costs, processing costs, and overhead allocation. Stockpile tonnages are calculated by measuring the number of tons added and removed from the stockpile. Tonnages are verified periodically by an independent surveyor. Costs are calculated on a per ton basis and are applied to the stockpiles based on the number of tons in the stockpile. Inventory transported for sale at the Company’s terminal facility includes the cost of purchased or processed sand, plus transportation related charges.

Inventory also consists of coil tubing strings of various widths, diameters and lengths that are used in providing specialized services to customers who are primarily operators of oil or gas wells. The strings are used at various rates

MAMMOTH ENERGY SERVICES, INC.
NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

based on factors such as well conditions (i.e. pressure and friction), vertical and horizontal length of the well, running speed of the string in the well, and total running feet accumulated to the string. The Company obtains usage information from data acquisition software and other established assessment methods and attempts to amortize the strings over their estimated useful life. In no event will a string be amortized over a period longer than 12 months. Amortization of coil strings is included in services cost of revenue in the Condensed Consolidated Statements of Comprehensive Loss and totaled $492,409 and $551,300 for the three months ended March 31, 2017 and 2016, respectively.

(f) Prepaid Expenses
Prepaid expenses primarily consist of insurance costs. Insurance costs are expensed over the periods that these costs benefit.

(g) Property and Equipment
Property and equipment, including renewals and betterments, are capitalized and stated at cost, while maintenance and repairs that do not increase the capacity, improve the efficiency or safety, or improve or extend the useful life are charged to operations as incurred. Disposals are removed at cost, less accumulated depreciation, and any resulting gain or loss is recorded in operations. Depreciation is calculated using the straight-line method over the shorter of the estimated useful life, or the remaining lease term, as applicable. Depreciation does not begin until property and equipment is placed in service. Once placed in service, depreciation on property and equipment continues while being repaired, refurbished, or between periods of deployment.

(h) Sand reserves
Sand reserve costs include engineering, mineralogical studies and other related costs to develop the mine, the removal of overburden to initially expose the mineral and building access ways. Exploration costs are expensed as incurred and classified as product cost of revenue. Capitalization of mine development project costs begins once the deposit is classified as proven and probable reserves. Drilling and related costs are capitalized for deposits where proven and probable reserves exist and the activities are directed at obtaining additional information on the deposit or converting non-reserve minerals to proven and probable reserves and the benefit is to be realized over a period greater than one year. Mining property and development costs are amortized using the units-of-production method on estimated measured tons in in-place reserves. The impact of revisions to reserve estimates is recognized on a prospective basis.

(i) Long-Lived Assets
The Company reviews long-lived assets for recoverability in accordance with the provisions of Financial Accounting Standards Board ("FASB") Accounting Standard Codification (“ASC”) Topic 360, Impairment or Disposal of Long-Lived Assets, which requires that long-lived assets be reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of the assets may not be recoverable. Recoverability of assets is measured by comparing the carrying amount of an asset to future undiscounted net cash flows expected to be generated by the asset. These evaluations for impairment are significantly impacted by estimates of revenues, costs and expenses, and other factors. If long-lived assets are considered to be impaired, the impairment to be recognized is measured by the amount in which the carrying amount of the assets exceeds the fair value of the assets. For the three months ended March 31, 2017 and 2016, no impairment losses were recognized.

(j) Goodwill
Goodwill is tested for impairment annually, or more frequently if events or changes in circumstances indicate that goodwill might be impaired. The impairment test is a two-step process. First, the fair value of each reporting unit is compared to its carrying value to determine whether an indication of impairment exists. If impairment is indicated, then the implied value of the reporting unit’s goodwill is determined by allocating the unit’s fair value to its assets and liabilities as if the reporting unit had been acquired in a business combination. The fair value of the reporting unit is determined using the discounted cash flow approach, excluding interest. The impairment for goodwill is measured as the excess of its carrying value over its implied value. Goodwill was tested for impairment as of December 31, 2016. For the three months ended March 31, 2017 and 2016, no impairment losses were recognized.

(k) Other Non-Current Assets
Other non-current assets primarily consist of deferred financing costs on the credit facility (See Note 7) and sales tax receivables.

(l) Asset Retirement Obligation
Mine reclamation costs, future remediation costs for inactive mines or other contractual site remediation costs are accrued based on management’s best estimate at the end of each period of the costs expected to be incurred at a site. Such cost

MAMMOTH ENERGY SERVICES, INC.
NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

estimates include, where applicable, ongoing care, maintenance and monitoring costs. Changes in estimates at inactive mines are reflected in earnings in the period an estimate is revised.

(m) Business Combinations
The Company accounts for its business acquisitions under the acquisition method of accounting as indicated in FASB ASC No. 805, Business Combinations, which requires the acquiring entity in a business combination to recognize the fair value of all assets acquired, liabilities assumed and any noncontrolling interest in the acquiree and establishes the acquisition date as the fair value measurement point. Accordingly, the Company recognizes assets acquired and liabilities assumed in business combinations, including contingent assets and liabilities and noncontrolling interest in the acquiree, based on fair value estimates as of the date of acquisition. In accordance with FASB ASC No. 805, the Company recognizes and measures goodwill, if any, as of the acquisition date, as the excess of the fair value of the consideration paid over the fair value of the identified net assets acquired.

When the Company acquires a business from an entity under common control, whereby the companies are ultimately controlled by the same party or parties both before and after the transaction, it is treated for accounting purposes in a manner similar to the pooling of interest method of accounting. The assets and liabilities are recorded at the transferring entity’s historical cost instead of reflecting the fair market value of assets and liabilities.

(n) Amortizable Intangible Assets
Intangible assets subject to amortization include customer relationships and trade names. Customer relationships are amortized based on an estimated attrition factor and trade names are amortized over their estimated useful lives. For the three months ended March 31, 2017 and 2016, no impairment losses were recognized.

(o) Fair Value of Financial Instruments
The Company's financial instruments consist of cash and cash equivalents, trade receivables, trade payables and amounts receivable or payable to related parties. The carrying amount of cash and cash equivalents, trade receivables, receivables from related parties and trade payables approximates fair value because of the short-term nature of the instruments.

(p) Revenue Recognition
The Company generates revenue from multiple sources within its operating segments. In all cases, revenue is recognized when services are performed, collection of the receivable is probable, persuasive evidence of an arrangement exists, and the price is fixed and determinable. Services are sold without warranty or right of return. Taxes assessed on revenue transactions are presented on a net basis and are not included in revenue.

Pressure pumping services are typically provided based upon a purchase order, contract, or on a spot market basis. Services are provided on a day rate, contracted, or hourly basis, and revenue is recognized as the work progresses. Jobs for these services are typically short-term in nature and range from a few hours to multiple days. Revenue is recognized upon the completion of each day’s work based upon a completed field ticket, which includes the charges for the services performed, mobilization of the equipment to the location, and personnel. Additional revenue is generated through labor charges and the sale of consumable supplies that are incidental to the service being performed. The labor charges and the use of consumable supplies are reflected on the completed field tickets.

Natural sand proppant revenues are recognized when legal title passes to the customer, which may occur at the production facility, rail origin or at the destination terminal. At that point, delivery has occurred, evidence of a contractual arrangement exists, the price is fixed and determinable, and collectability is reasonably assured. Amounts received from customers in advance of sand deliveries are recorded as deferred revenue. Customers have the ability to make up contractual short falls by achieving higher-than-contracted volumes over the shortfall window. Contractual shortfall revenue is deemed not probable until the end of the measurement period.

Well services are typically provided based upon a purchase order, contract or on a spot market basis. Services are provided on a day rate, contracted or hourly basis, and revenue is recognized as the work progresses. Jobs for these services are typically short-term in nature and range from a few hours to multiple days. Our equipment rental services are recognized upon completion of each day's work based on a completed field ticket.

Contract drilling services are provided under daywork or footage contracts, and revenue is recognized as the work progresses based on the days completed or the feet drilled, as applicable. Mobilization revenue and costs for daywork and footage contracts are recognized over the days of actual drilling.

MAMMOTH ENERGY SERVICES, INC.
NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

Directional drilling services are provided on a day rate or hourly basis, and revenue is recognized as work progresses. Proceeds from customers for the cost of equipment that is damaged or lost down-hole are reflected as service revenues as this is deemed to be perfunctory or inconsequential to the underlying service being performed.

Revenue from remote accommodation services is recognized when rooms are occupied and services have been rendered. Advance deposits on rooms and special events are deferred until services are provided to the customer. For the three months ended March 31, 2017, the Company recognized and collected $918,963 in business interruption insurance proceeds which is included in Service revenue in the accompanying Condensed Consolidated Statements of Comprehensive Loss. The proceeds resulted from loss of revenue relating to wildfires that forced evacuation of personnel.

The timing of revenue recognition may differ from contract billing or payment schedules, resulting in revenues that have been earned but not billed (“unbilled revenue”). The Company had $2,880,915 and $2,744,986 of unbilled revenue included in accounts receivable, net in the Condensed Consolidated Balance Sheets at March 31, 2017 and December 31, 2016, respectively. The Company had $11,446,153 and $10,505,240 of unbilled revenue included in receivables from related parties in the Condensed Consolidated Balance Sheets at March 31, 2017 and December 31, 2016, respectively.

(q) Earnings per Share
Earnings per share is computed by dividing net loss by the weighted average number of outstanding shares. See Note 9.

(r) Unaudited Pro Forma Loss per Share
The Company’s pro forma basic loss per share amounts have been computed based on the weighted-average number of shares of common stock outstanding for the period, as if the common stock issued in the IPO was outstanding for the three months ended March 31, 2016. Diluted earnings per share reflects the potential dilution, using the treasury stock method. During periods in which the Company realizes a net loss, restricted stock awards would be anti-dilutive to net loss per share and conversion into common stock is assumed not to occur. See Note 9.

(s) Equity-based Compensation
The Company records equity-based payments at fair value on the date of grant, and expenses the value of these equity-based payments in compensation expense over the applicable vesting periods. See Note 10.

(t) Stock-based Compensation
The Company's stock-based compensation program consists of restricted stock units granted to employees and restricted stock units granted to non-employee directors under the Mammoth Energy Services, Inc. 2016 Incentive Plan (the "2016 Plan"). The Company recognizes in its financial statements the cost of employee services received in exchange for restricted stock based on the fair value of the equity instruments as of the grant date. In general, this value is amortized over the vesting period; for grants with a non-substantive service condition, this value is recognized immediately. Amounts are recognized in selling, general and administrative expenses. See Note 11.
(u) Income Taxes
On October 12, 2016, immediately prior to the IPO of Mammoth Inc., the Partnership converted into Mammoth LLC a limited liability company. All equity interests in Mammoth LLC were contributed to Mammoth Inc. and Mammoth LLC became a wholly owned subsidiary of Mammoth Inc. Mammoth Inc. is a C corporation under the Internal Revenue Code and is subject to income tax. Historically, each of Mammoth LLC and the Operating Entities (including the entities acquired in the Sturgeon Acquisition) other than Lodging was treated as a partnership for federal income tax purposes. As a result, essentially all taxable earnings and losses were passed through to its members, and Mammoth LLC did not pay any federal income taxes at the entity level. Mammoth Inc. owns the member interests in several single member limited liability companies. These LLCs are subject to taxation in Texas where the Company does business; therefore, the Company may provide for income taxes attributable to that state on a current basis. The income tax provision for the period before the IPO has been prepared on a separate return basis for Mammoth LLC and all of its subsidiaries that were treated as a partnership for federal income tax purposes.

Subsequent to the IPO, the Company's operations are included in a consolidated federal income tax return (with the exception of the entities acquired in the Sturgeon Acquisition) and other state returns. Accordingly, the Company has recognized deferred tax assets and liabilities for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases for all its subsidiaries as if each entity were a corporation, regardless of its actual characterization for U.S. federal income tax purposes. The Company's effective tax rate was 38.7% for the three months ended March 31, 2017. The Company's effective tax rate can fluctuate as a result of the impact of state income taxes, permanent differences and changes in pre-tax income.

MAMMOTH ENERGY SERVICES, INC.
NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

Under FASB ASC 740, deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases. Deferred tax assets and liabilities are measured using statutory tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect of deferred tax assets and liabilities as a result of a change in tax rate is recognized in the period that includes the statutory enactment date. A valuation allowance for deferred tax assets is recognized when it is more likely than not that the benefit of deferred tax assets will not be realized.

The Company has included a pro forma provision for income taxes assuming it had been taxed as a C corporation in all periods prior to the conversion and contribution as part of its earnings per share calculation in Note 9. The unaudited pro forma data are presented for informational purposes only, and do not purport to project the Company's results of operations for any future period or its financial position as of any future date.

Lodging is subject to foreign income taxes, and such taxes are provided in the financial statements pursuant to FASB ASC 740, Income Taxes.

The Company evaluates tax positions taken or expected to be taken in preparation of its tax returns and disallows the recognition of tax positions that do not meet a “more likely than not” threshold of being sustained upon examination by the taxing authorities. During the three months ended March 31, 2017 and 2016, no uncertain tax positions existed. Penalties and interest, if any, are recognized in general and administrative expense. The Company’s 2016, 2015, 2014 and 2013 income tax returns remain open to examination by the applicable taxing authorities.

(v) Foreign Currency Translation
For foreign operations, assets and liabilities are translated at the period-end exchange rate, and income statement items are translated at the average exchange rate for the period. Resulting translation adjustments are recorded within accumulated other comprehensive loss. Assets and liabilities denominated in foreign currencies, if any, are re-measured at the balance sheet date. Transaction gains or losses are included as a component of current period earnings.

(w) Environmental Matters
The Company is subject to various federal, state and local laws and regulations relating to the protection of the environment. Management has established procedures for the ongoing evaluation of the Company’s operations, to identify potential environmental exposures and to comply with regulatory policies and procedures. Environmental expenditures that relate to current operations are expensed or capitalized as appropriate. Expenditures that relate to an existing condition caused by past operations and do not contribute to current or future revenue generation are expensed as incurred. Liabilities are recorded when environmental costs are probable, and the costs can be reasonably estimated. The Company maintains insurance which may cover in whole or in part certain environmental expenditures. As of March 31, 2017 and December 31, 2016, there were no probable environmental liabilities that had a material impact to the Company’s financial position, results of operations or cash flows.

(x) Comprehensive Loss
Comprehensive loss consists of net loss and other comprehensive loss. Other comprehensive loss included certain changes in equity that are excluded from net loss. Specifically, cumulative foreign currency translation adjustments are included in accumulated other comprehensive loss.

(y) Concentrations of Credit Risk and Significant Customers
Financial instruments that potentially subject the Company to concentrations of credit risk consist of cash and cash equivalents in excess of federally insured limits and trade receivables. The Company’s accounts receivable have a concentration in the oil and gas industry and the customer base consists primarily of independent oil and natural gas producers. At March 31, 2017, no third-party customer accounted for more than 10% of the Company's trade accounts receivable and receivables from related parties balance combined. At March 31, 2017 and December 31, 2016, related party customers accounted for 56% and 57%, respectively, of the Company’s trade accounts receivable and receivables from related parties balance combined. At March 31, 2017 and December 31, 2016, one related party customer accounted for 52% and 53%, respectively, of the Company's trade accounts receivable and receivables from related parties balance combined. During the three months ended March 31, 2017 and 2016, one related party customer accounted for 59% and 7%, respectively, of the Company's total revenue. Two third-party customers accounted for greater than 10% of the Company's total revenue for three months ended March 31, 2016, at 37% and 19%, respectively. No third-party customer accounted for greater than 10% of the Company's total revenue for three months ended March 31, 2017.

MAMMOTH ENERGY SERVICES, INC.
NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

(z) New Accounting Pronouncements
In July 2015, the FASB issued ASU No. 2015-11, “Inventory (Topic 330): Simplifying the Measurement of Inventory,” which changes inventory measured using any method other than last-in, first-out (LIFO) or the retail inventory method (for example, inventory measured using first-in, first-out (FIFO) or average cost) at the lower of cost and net realizable value. ASU 2015-11 is effective for annual and interim reporting periods beginning after December 15, 2016, with early adoption permitted. On January 1, 2017, the Company adopted the ASU and it did not impact our condensed consolidated financial statements.

In May 2014, the FASB issued ASU 2014-09, “Revenue from Contracts with Customers.” ASU 2014-09 supersedes existing revenue recognition requirements in GAAP and requires an entity to recognize revenue when it transfers promised goods or services to customers in an amount that reflects the consideration to which the entity expects to be entitled to in exchange for those goods or services. Additionally, it requires expanded disclosures regarding the nature, amount, timing and certainty of revenue and cash flows from contracts with customers. The ASU was effective for annual and interim reporting periods beginning after December 15, 2016, using either a full or a modified retrospective application approach; however, in July 2015 the FASB decided to defer the effective date by one year (until 2018) by issuing ASU No. 2015-14, "Revenue From Contracts with Customers: Deferral of the Effective Date." The Company expects to adopt this new revenue guidance utilizing the retrospective method of adoption in the first quarter of 2018, and because the Company is still evaluating the portion of its revenues that may be subject to the new leasing guidance discussed below, it is unable to quantify the impact that the new revenue standard will have on the Company’s consolidated financial statements upon adoption.

In February 2016, the FASB issued ASU No, 2016-2 “Leases” amending the current accounting for leases. Under the new provisions, all lessees will report a right-of-use asset and a liability for the obligation to make payments for all leases with the exception of those leases with a term of 12 months or less.  All other leases will fall into one of two categories: (i) a financing lease or (ii) an operating lease. Lessor accounting remains substantially unchanged with the exception that no leases entered into after the effective date will be classified as leveraged leases. For sale leaseback transactions, a sale will only be recognized if the criteria in the new revenue recognition standard are met. ASU 2016-2 is effective for fiscal years beginning after December 15, 2018, and interim periods within that fiscal year. Early adoption is permitted. Since a portion of the Company’s revenue may be subject to this new leasing guidance, it expects to adopt this updated leasing guidance at the same time its adopts the new revenue guidance discussed above, utilizing the retrospective method of adoption. This new leasing guidance will also impact the Company in situations where it is the lessee, and in certain circumstances it will have a right-of-use asset and lease liability on its consolidated financial statements. The Company is currently evaluating the effect the new guidance will have on the Company's consolidated financial statements and results of operations.

3.	Inventories
A summary of the Company's inventories is shown below:

	March 31,	December 31,
	2017	2016
Supplies	$3,638,587	$4,020,670
Raw materials	149,455	75,971
Work in process	—	205,450
Finished goods	2,309,529	1,822,110
Total inventory	$6,097,571	$6,124,201

MAMMOTH ENERGY SERVICES, INC.
NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

4.	Property, Plant and Equipment
Property, plant and equipment include the following:

		March 31,	December 31,
	Useful Life	2017	2016
Land		$5,040,482	$5,040,482
Land improvements	15 years or life of lease	3,640,976	3,640,976
Buildings	15-39 years	55,102,313	54,833,021
Drilling rigs and related equipment	3-15 years	139,101,541	138,526,519
Pressure pumping equipment	3-5 years	101,580,322	96,500,592
Coil tubing equipment	4-10 years	28,006,153	28,019,217
Rail improvements	10-20 years	4,276,928	4,276,928
Other machinery and equipment	7-20 years	36,171,379	35,548,357
Vehicles, trucks and trailers	5-10 years	33,226,910	33,140,599
Other property and equipment	3-12 years	11,482,525	11,461,839
		417,629,529	410,988,530
Deposits on equipment and equipment in process of assembly		40,036,012	9,427,307
		457,665,541	420,415,837
Less: accumulated depreciation		192,938,099	178,296,174
Property, plant and equipment, net		$264,727,442	$242,119,663

Proceeds from customers for horizontal and directional drilling services equipment, damaged or lost down-hole are reflected in revenue with the carrying value of the related equipment charged to cost of service revenues and are reported as cash inflows from investing activities in the statement of cash flows. For the three months ended March 31, 2017, proceeds from the sale of equipment damaged or lost down-hole were $347,844 and gain on sales of equipment damaged or lost down-hole was $242,723. There were no proceeds from the sale of equipment damaged or lost down-hole for the three months ended March 31, 2016.

A summary of depreciation, depletion, accretion and amortization expense is shown below:

	Three Months Ended March 31,
	2017	2,016
Depreciation expense	$14,966,798	$15,483,322
Accretion expense (see Note 2)	433	—
Depletion expense (see Note 2)	2,270	—
Amortization expense (see Note 5)	2,267,750	2,267,750
Depreciation, depletion, accretion and amortization	$17,237,251	$17,751,072

Deposits on equipment and equipment in process of assembly represents deposits placed with vendors for equipment that is in the process of assembly and purchased equipment that is being outfitted for its intended use. The equipment is not yet placed in service.

MAMMOTH ENERGY SERVICES, INC.
NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

5.	Goodwill and Intangible Assets
The Company had the following definite lived intangible assets recorded:

	March 31,	December 31,
	2017	2016
Customer relationships	$33,605,000	$33,605,000
Trade names	7,110,000	7,110,000
Less: accumulated amortization - customer relationships	19,745,228	17,655,228
Less: accumulated amortization - trade names	1,670,693	1,492,943
Intangible assets, net	$19,299,079	$21,566,829
Amortization expense for intangible assets was $2,267,750 and $2,267,750 for the three months ended March 31, 2017 and 2016, respectively. The original life of customer relationships range from 4 to 10 years with a remaining average useful life of 3.10 years. Trade names are amortized over a 10 year useful life and as of March 31, 2017 the remaining useful life was 7.65 years.
Aggregated expected amortization expense for the future periods is expected to be as follows:

Year ended December 31:	Amount
Remainder of 2017	$6,803,254
2018	8,224,005
2019	738,504
2020	738,504
2021	732,752
Thereafter	2,062,060
$19,299,079

Goodwill was $88,726,875 at March 31, 2017 and December 31, 2016.

6.	Accrued Expenses and Other Current Liabilities
Accrued expense and other current liabilities included the following:

	March 31,	December 31,
	2017	2016
Accrued compensation, benefits and related taxes	$2,812,176	$2,432,093
Financed insurance premiums	3,022,422	3,293,859
State and local taxes payable	319,868	319,597
Insurance reserves	1,173,705	971,351
Other	1,720,957	1,529,298
Total	$9,049,128	$8,546,198

Financed insurance premiums are due in monthly installments, bear interest at rates ranging from 1.79% to 5.00%, are unsecured, and mature within the twelve month period following the close of the year.

7.	Debt
Mammoth Credit Facility

On November 25, 2014, Mammoth entered into a revolving credit and security agreement with a syndicate of banks that provides for maximum borrowings of $170 million. The facility, as amended in connection with the IPO, matures on

MAMMOTH ENERGY SERVICES, INC.
NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

November 25, 2019. Borrowings under this facility are secured by the assets of Mammoth, inclusive of the subsidiary companies. The maximum availability of the facility is subject to a borrowing base calculation prepared monthly. Concurrent with the execution of the facility, the initial advance was used to repay all the debt of the Company then outstanding. Interest is payable monthly at a base rate set by the institution’s commercial lending group plus an applicable margin. Additionally, at the Company's request, outstanding balances are permitted to be converted to LIBOR rate plus applicable margin tranches at set increments of $500,000. The LIBOR rate option allows the Company to select interest periods from one, two, three or six months. The applicable margin for either the base rate or the LIBOR rate option can vary from 1.5% to 3.0%, based upon a calculation of the excess availability of the line as a percentage of the maximum credit limit. The deferred loan costs associated with this facility are classified in other non-current assets.

At March 31, 2017, the facility was undrawn and had borrowing base availability of $144,149,393.

At December 31, 2016, the facility was undrawn and had borrowing base availability of $146,181,002.

The Mammoth facility also contains various customary affirmative and restrictive covenants. Among the various covenants are specifically identified financial covenants placing requirements of a minimum interest coverage ratio (3.0 to 1.0), maximum leverage ratio (4.0 to 1.0), and minimum availability ($10 million). As of March 31, 2017 and December 31, 2016, the Company was in compliance with its covenants under the facility.

Sturgeon Credit Facility

On June 30, 2015, Sturgeon entered into a $25.0 million revolving line of credit (“the Sturgeon revolver”). Advances under the Sturgeon revolver bear interest at 2% plus the greater of (a) the Base Rate as set by the lender's commercial lending group, (b) the sum of the Federal Funds Open Rate plus one half of one percent, or (c) the sum of the Daily LIBOR rate. Additionally, at Sturgeon’s request, advances may be obtained at LIBOR plus 3%. The LIBOR rate option allows Sturgeon to select interest periods from one, two, three, or six month LIBOR futures spot rates. All outstanding principal and interest are due on the June 30, 2018 maturity date. As of March 31, 2017 and December 31, 2016, there were no outstanding borrowings under the revolver, and availability for future borrowings was $19,149,542 and $18,173,371, respectively.

The facility contains various customary affirmative and restrictive covenants. Among the covenants are financial covenants, including a minimum fixed charge coverage ratio (3.5 to 1.0) and a minimum availability block ($5.0 million). The Company was not in compliance with its fixed charge coverage ratio covenant at March 31, 2017 and December 31, 2016, however the Sturgeon revolver was undrawn on that date. The Company was in compliance with all other covenants at March 31, 2017 and December 31, 2016.

The Sturgeon revolver was terminated on June 6, 2017 in connection with the Sturgeon Acquisition.

8.	Income Taxes
As discussed in Note 1, the Partnership was converted into a limited liability company on October 12, 2016 and the membership interests in the limited liability company were contributed to the Company. As a result, the Company will file a consolidated return for the period October 12, 2016 through December 31, 2016. Prior to the conversion, the Partnership, other than Lodging, was not subject to corporate income taxes.

The components of income tax expense (benefit) attributable to the Company for the three months ended March 31, 2017 and 2016, are as follows:

	Three Months Ended March 31,
	2017	2016
U.S. deferred income tax benefit	$(3,685,381)	$—
Foreign current income tax expense	585,467	894,360
Foreign deferred income tax benefit	(6,151)	—
Total	$(3,106,065)	$894,360

MAMMOTH ENERGY SERVICES, INC.
NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

A reconciliation of the statutory federal income tax amount to the recorded expense is as follows:

	Three Months Ended March 31,
	2017	2016
Loss before income taxes	$(8,087,344)	$(22,470,609)
Statutory income tax rate	35%	35%
Expected income tax benefit	(2,830,570)	(7,864,713)
Non-taxable entity	15,667	9,042,878
Other permanent differences	14,063	6,793
State tax benefit	(452,372)	(2,055)
Foreign tax credit	(698,289)	—
Foreign earnings not in book income	1,046,248	—
Foreign income tax rate differential	(174,511)	(270,813)
Other	(26,301)	(17,730)
Total	$(3,106,065)	$894,360

Deferred tax assets and liabilities attributable to the Company consisted of the following:

	March 31,	December 31,
	2017	2016
Deferred tax assets:
Allowance for doubtful accounts	$1,891,392	$1,892,761
Net operating loss carryforward	2,280,696	—
Deferred stock compensation	1,697,536	1,686,671
Accrued liabilities	601,449	746,132
Other	1,765,362	1,785,999
Deferred tax assets	8,236,435	6,111,563

Deferred tax liabilities:
Property and equipment	$(40,901,822)	$(42,525,793)
Intangible assets	(6,890,355)	(7,662,590)
Unrepatriated foreign earnings	(4,244,437)	(3,451,110)
Other	(80,833)	(142,859)
Deferred tax liabilities	(52,117,447)	(53,782,352)
Net deferred tax liability	$(43,881,012)	$(47,670,789)

Reflected in accompanying balance sheet as:
Deferred income taxes	$(43,881,012)	$(47,670,789)

9.	Earnings Per Share
Common Stock Offering

On October 14, 2016, Mammoth Inc.’s common stock began trading on The Nasdaq Global Select Market under the symbol “TUSK.” On October 19, 2016, the Company closed the IPO of 7,750,000 shares of common stock at $15.00 per share. Net proceeds to Mammoth Inc. from its sale of 7,500,000 shares of common stock were approximately $103.1 million.

MAMMOTH ENERGY SERVICES, INC.
NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

The authorized capital stock of the Company consists of 200 million shares of common stock, par value $0.01 per share, and 20 million shares of preferred stock, par value $0.01 per share.

Earnings Per Share

In connection with the contribution of Operating Entities to the Partnership in November 2014, the Partnership issued an aggregate of 30,000,000 common units to Mammoth Holdings, Gulfport and Rhino. Upon the conversion of the Partnership into Mammoth LLC, a limited liability company, in October 2016, the common units were converted into an equal number of membership interests in Mammoth LLC. Finally, when Mammoth Holdings, Gulfport and Rhino contributed their 30,000,000 membership interests in Mammoth LLC to the Company in connection with the IPO, the Company issued to them an aggregate of 30,000,000 shares of the Company's common stock. Accordingly, for purposes of comparability of earnings per equity security, the amount of outstanding equity was the same for all periods presented.

	Three Months Ended March 31,
	2017	2016
Basic loss per share:
Allocation of earnings:
Net loss	$(4,981,279)	$(23,364,969)
Weighted average common shares outstanding	37,500,000	30,000,000
Basic loss per share	$(0.13)	$(0.78)

Diluted loss per share:
Allocation of earnings:
Net loss	$(4,981,279)	$(23,364,969)
Weighted average common shares, including dilutive effect (a)	37,500,000	30,000,000
Diluted loss per share	$(0.13)	$(0.78)

(a)	No incremental shares of potentially dilutive restricted stock awards were included for periods presented as their effect was antidulitive under the treasury stock method.

Unaudited Pro Forma Earnings Per Share

The Company’s pro forma basic earnings per share amounts have been computed based on the weighted-average number of shares of common stock outstanding for the period, as if the shares of common stock issued upon the conversion and contribution of Mammoth LLC to Mammoth Inc. were outstanding for the entire year. A reconciliation of the components of pro forma basic and diluted earnings per common share is presented in the table below:

MAMMOTH ENERGY SERVICES, INC.
NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

Three Months Ended
March 31, 2016
Pro Forma C Corporation Data (unaudited):
Net loss, as reported	$(23,364,969)
Pro forma benefit for income taxes	(1,776,580)
Pro forma net loss	(21,588,389)

Basic loss per share:
Allocation of earnings:
Net loss	$(21,588,389)
Weighted average common shares outstanding	43,107,452
Basic loss per share	$(0.50)

Diluted loss per share:
Allocation of earnings:
Net loss	$(21,588,389)
Weighted average common shares, including dilutive effect (a)	43,107,452
Diluted loss per share	$(0.50)

(a)	No incremental shares of potentially dilutive restricted stock awards were included for periods presented as their effect was antidulitive under the treasury stock method.

Pro forma basic and diluted loss per share has been computed by dividing pro forma net loss attributable to the Company by the number of shares of common stock determined as if the shares of common stock issued were outstanding for all periods presented. Management believes that these assumptions provide a reasonable basis for presenting the pro forma effects.

10.	Equity Based Compensation
Upon formation of certain Operating Entities, specified members of management (“Specified Members”) were granted the right to receive distributions from their respective Operating Entity, after the contribution member’s unreturned capital balance was recovered (referred to as “Payout” provision). Additionally, non-employee members were included in the award class (“Non-Employee Members”).

On November 24, 2014, the awards were modified in conjunction with the contribution of the Operating Entities to Mammoth. Awards are not granted in limited or general partner units. Agreements are for interest in the distributable earnings of Mammoth Holdings, Mammoth’s majority equity holder.

On the IPO closing date, Mammoth Holdings unreturned capital balance was not fully recovered from its sale of common stock in the IPO. As a result, Payout did not occur and no compensation cost was recorded. Future offerings or sales of common stock to recover outstanding unreturned capital remain not probable.

Payout is expected to occur following the sale by Mammoth Holdings of its shares of the Company's common stock, which is considered not probable until the event occurs. Therefore, for the awards that contained the Payout provision, no compensation cost was recognized as the distribution rights do not vest until Payout is reached. For the Specified Member awards, the unrecognized amount, which represents the fair value of the award as of the modification dates or grant date, was $5,618,552. For the Non-Employees Member awards, the unrecognized cost, which represents the fair value of the awards as of March 31, 2017 was $48,061,841.

MAMMOTH ENERGY SERVICES, INC.
NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

11.	Stock Based Compensation

The 2016 Plan authorizes the Company's Board of Directors or the compensation committee of the Company's Board of Directors to grant restricted stock, restricted stock units, stock appreciation rights, stock options and performance awards. There are 4.5 million shares of common stock reserved for issuance under the 2016 Plan.

Restricted Stock Units

The fair value of restricted stock unit awards was determined based on the fair market value of the Company's common stock on the date of the grant. This value is amortized over the vesting period.

A summary of the status and changes of the unvested shares of restricted stock under the 2016 Plan is presented below.

	Number of Unvested Restricted Shares	Weighted Average Grant-Date Fair Value
Unvested shares as of January 1, 2017	282,780	$14.98
Granted	379,444	21.13
Vested	—	—
Forfeited	(4,444)	15.00
Unvested shares as of March 31, 2017	657,780	$18.53

As of March 31, 2017, there was $11,324,218 of total unrecognized compensation cost related to the unvested restricted stock. The cost is expected to be recognized over a weighted average period of approximately thirty-three months.

Included in cost of revenue and selling, general and administrative expenses is stock-based compensation expense of $569,831 for the three months ended March 31, 2017.

12.	Sturgeon Acquisition
On March 20, 2017, and as amended on May 12, 2017, the Company entered into a definitive contribution agreement with MEH Sub LLC, Wexford Offshore Sturgeon Corp., Gulfport, Rhino and Mammoth LLC (the “Sturgeon Contribution Agreement”). Under the Sturgeon Contribution Agreement, the Company agreed to acquire, through its wholly-owned subsidiary Mammoth LLC, all outstanding membership interests in Sturgeon, which owns all of the membership interests in Taylor Frac, Taylor RE and South River (collectively, the "Sturgeon subsidiaries"). The Sturgeon Acquisition added sand reserves, increased the Company's production capacity and provided access to the Canadian National Railway, which affords access to the Appalachian basin in support of the Company’s pressure pumping services as well as to western Canada.

The Sturgeon Acquisition closed on June 5, 2017. Pursuant to the Sturgeon Contribution Agreement, Mammoth issued 5,607,452 shares of its common stock, par value $0.01 per share, for all outstanding equity interests in Sturgeon. Based upon a closing price of Mammoth's common stock of $18.50 per share on June 5, 2017, the total purchase price was $103,737,862.

Prior to the completion of the Sturgeon Acquisition, the Company and Sturgeon were entities under common control, and in accordance with GAAP, the Company accounted for the Sturgeon Acquisition in a manner similar to the pooling of interest method of accounting. As a result of the Sturgeon Acquisition, the Company's historical financial information has been recast to combine the Consolidated Statements of Operations and the Consolidated Balance Sheets of the Company for all periods included in the accompanying financial statements with those of Sturgeon as if the combination had been in effect since Sturgeon commenced operations on September 13, 2014. Any material transactions between the Company and Sturgeon were eliminated. Sturgeon's financial results were incorporated into the Company's natural sand proppant services division.

The following table summarizes the carrying value of Sturgeon as of September 13, 2014, the date at which Sturgeon commenced operations with the acquisition of the Sturgeon subsidiaries:

MAMMOTH ENERGY SERVICES, INC.
NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

Sturgeon
Cash and cash equivalents	$705,638
Accounts receivable	7,587,298
Inventories	2,221,073
Other current assets	555,939
Property, plant and equipment	20,424,087
Sand reserves	57,420,000
Goodwill	2,683,727
Total assets acquired	$91,597,762

Accounts payable and accrued liabilities	$2,878,072
Total liabilities assumed	$2,878,072
Net assets acquired	$88,719,690

Allocation of purchase price
Carrying value of members' equity prior to Sturgeon contribution	$81,738,675

13.	Related Party Transactions
Transactions between the subsidiaries of the Company and the following companies are included in Related Party Transactions: Gulfport; Grizzly Oil Sands ULC (“Grizzly”); El Toro Resources LLC ("El Toro"); Diamondback E&P LLC ("Diamondback"); Stingray Cementing LLC ("Cementing") and Stingray Energy Services LLC ("SR Energy") (collectively, the "2017 Stingray Companies"); Everest Operations Management LLC ("Everest"); Elk City Yard LLC ("Elk City Yard"); Double Barrel Downhole Technologies LLC ("DBDHT"); Orange Leaf Holdings LLC ("Orange Leaf"); Caliber Investment Group LLC ("Caliber"); and Dunvegan North Oilfield Services ULC (“Dunvegan”).

		REVENUES		ACCOUNTS RECEIVABLE
		Three Months Ended March 31,		At March 31,	At December 31,
		2017	2016	2017	2016
Pressure Pumping and Gulfport	(a)	$31,745,950	$—	$20,470,158	$19,094,509
Muskie and Gulfport	(b)	11,540,419	1,918,078	8,109,288	5,373,007
Panther Drilling and Gulfport	(c)	1,042,377	451,875	1,732,263	1,434,036
Lodging and Grizzly	(d)	264	555	263	274
Bison Drilling and El Toro	(e)	—	371,873	—	—
Panther Drilling and El Toro	(e)	—	170,170	—	—
Bison Trucking and El Toro	(e)	—	130,000	—	—
White Wing and El Toro	(e)	—	20,431	—	—
Energy Services and El Toro	(f)	123,645	—	64,646	108,386
White Wing and Diamondback	(g)	—	1,650	—	—
The Company and 2017 Stingray Companies	(h)	44,206	—	1,865,677	1,363,056
Panther and DBDHT	(i)	5,215	—	86,015	100,450
Other Relationships		—	—	105,077	115,565
		$44,502,076	$3,064,632	$32,433,387	$27,589,283

a.	Pressure Pumping provides pressure pumping, stimulation and related completion services to Gulfport.

b.
Muskie has agreed to sell and deliver, and Gulfport has agreed to purchase, specified annual and monthly amounts of natural sand proppant, subject to certain exceptions specified in the agreement, and pay certain costs and expenses.

c.	Panther Drilling performs drilling services for Gulfport pursuant to a master service agreement.

d.	Lodging provides remote accommodation and food services to Grizzly, an entity owned approximately 75% by affiliates of Wexford and approximately 25% by Gulfport.

e.	The contract land and directional drilling segment provides services for El Toro, an entity controlled by Wexford, pursuant to a master service agreement.

f.	Energy Services performs completion and production services for El Toro pursuant to a master service agreement.

g.	White Wing provides rental services to Diamondback.

h.	The Company provided certain services to the 2017 Stingray Companies.

i.	Panther provides services and materials to DBDHT.

MAMMOTH ENERGY SERVICES, INC.
NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

		COST OF REVENUE		ACCOUNTS PAYABLE
		Three Months Ended March 31,		At March 31,	At December 31,
		2017	2016	2017	2016
Panther and DBDHT	(a)	$127,720	$46,554	$115,661	$—
Bison Trucking and Diamondback	(b)	38,132	41,627	10,187	—
Energy Services and Elk City Yard	(c)	26,700	26,700	—	—
The Company and 2017 Stingray Companies	(d)	237,365	2,165	408,458	174,145
Lodging and Dunvegan	(e)	—	—	—	3,199
Bison Trucking and El Toro	(f)	—	—	79	—
		$429,917	$117,046	$534,385	$177,344

		SELLING, GENERAL AND ADMINISTRATIVE COSTS
Consolidated and Everest	(g)	$58,313	$72,324	$16,798	$12,668
Consolidated and Wexford	(h)	233,880	35,921	109,065	13,197
Mammoth and Orange Leaf	(i)	29,510	—	—	—
Lodging and Dunvegan	(e)	2,551	—	886	—
		$324,254	$108,245	$126,749	$25,865
				$661,134	$203,209

a.	Panther rents rotary steerable equipment in connection with its directional drilling services from DBDHT.

b.	Bison Trucking leases office space from Diamondback in Midland, Texas. The office space is leased through early 2017.

c.	Energy Services leases property from Elk City Yard.

d.	The 2017 Stingray Companies provided certain services to the Company and, from time to time, the 2017 Stingray Companies paid for goods and services on behalf of the Company.

e.	Dunvegan provides technical and administrative services and pays for goods and services on behalf of Lodging.

f.	Bison Drilling leases space from El Toro for storage of a rig.

g.	Everest has historically provided office space and certain technical, administrative and payroll services to the Company and the Company has reimbursed Everest in amounts determined by Everest based on estimates of the amount of office space provided and the amount of employees’ time spent performing services for the Company. In 2014, Everest provided personnel to support operational functions in addition to significant technical and advisory support.

h.	Wexford provides certain administrative and analytical services to the Company and, from time to time, the Company pays for goods and services on behalf of Wexford.

i.	Orange Leaf leases office space to Mammoth Inc.

14.	Commitments and Contingencies
Lease Obligations

The Company leases real estate, rail cars and other equipment under long-term operating leases with varying terms and expiration dates through 2025.

Minimum Purchase Commitments

We have entered into agreements with sand suppliers that contain minimum purchase obligations. Our failure to purchase the minimum tonnage would require us to pay shortfall fees. However, the minimum quantities set forth in the agreements are not in excess of our currently expected future requirements.

Capital Spend Commitments

The Company has entered into agreements with suppliers to acquire capital equipment.

Aggregate future minimum payments under these obligations in effect at March 31, 2017 are as follows:

MAMMOTH ENERGY SERVICES, INC.
NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

Year ended December 31:	Operating Leases	Capital Spend Commitments	Minimum Purchase Commitments
Remainder of 2017	$7,014,543	$20,978,150	$11,165,848
2018	7,094,517	—	10,866,000
2019	6,338,076	—	10,866,000
2020	4,381,839	—	—
2021	2,948,334	—	—
Thereafter	6,092,296	—	—
	$33,869,605	$20,978,150	$32,897,848

For the three months ended March 31, 2017 and 2016, the Company recognized rent expense of $1,960,107 and $1,996,377, respectively.

The Company has various letters of credit totaling $454,560 to secure rail car lease payments. These letters of credit were issued under the Company's revolving credit agreement and are collateralized by substantially all of the assets of the Company.

On March 31, 2017, the Company entered into a five year office lease agreement with Caliber Investment Group LLC, an affiliate of Wexford. The aggregate minimum lease payments under this agreement are $2.6 million.

In the fourth quarter of 2016 and first quarter of 2017, we entered into agreements to acquire new high pressure fracturing units and other capital equipment. The future commitments under these agreements were $21.0 million as of March 31, 2017.

The Company has insurance coverage for physical loss to its assets, employer’s liability, automobile liability, commercial general liability, workers’ compensation and insurance for other specific risks. The Company has also elected in some cases to accept a greater amount of risk through increased deductibles on certain insurance policies.  As of March 31, 2017 and December 31, 2016, the policy requires a per deductible per occurrence of $250,000. The Company establishes liabilities for the unpaid deductible portion of claims incurred relating to workers’ compensation and auto liability based on estimates. As of March 31, 2017 and December 31, 2016, the policies contained an aggregate stop loss of $2,000,000. As of March 31, 2017 and December 31, 2016, accrued claims were $1,173,705 and $971,351, respectively. The Company also self-insures its employee health insurance. The Company has coverage on its self-insurance program in the form of a stop loss of $150,000 and an aggregate stop-loss of $5,799,991 per calendar year. In connection with the insurance programs, letters of credit of $1,636,000 as of March 31, 2017 and December 31, 2016, have been issued supporting the retained risk exposure.  As of March 31, 2017 and December 31, 2016, in connection with environmental remediation programs, letters of credit of $1,375,342 had been issued supporting the retained risk exposure. As of both March 31, 2017 and December 31, 2016, these letters of credit were collateralized by substantially all of the assets of the Company.

On March 20, 2017, as amended and restated on May 12, 2017, the Company entered into definitive agreements (the "Contribution Agreements") with affiliates of Wexford, Gulfport and Rhino to acquire Sturgeon Acquisitions LLC (which owned Taylor, Taylor Real Estate Investments, LLC and South River Road, LLC), SR Energy and Cementing for 7,000,000 of its common stock. Based upon the closing price of Mammoth's common stock of $19.06 per share on March 20, 2017, the total purchase price was valued at approximately $133.4 million. These acquisitions closed on June 5, 2017.

On March 27, 2017, the Company, as purchaser, entered into a definitive asset purchase agreement with Chieftain Sand and Proppant, LLC and Chieftain Sand and Proppant Barron, LLC, unrelated third party sellers (the “Sellers”), following the Company’s successful bid in a bankruptcy court auction for substantially all of the assets of the Sellers for $36.3 million (the “Chieftain Acquisition”). The Chieftain Acquisition closed on May 26, 2017. The Company funded the purchase price for the Chieftain Acquisition with cash on hand and borrowings under its revolving credit facility.

The Company is routinely involved in state and local tax audits. During 2015, the State of Ohio assessed taxes on the purchase of equipment the Company believes is exempt under state law. The Company has appealed the assessment and a hearing was scheduled for November 30, 2016. In November 2016, the State of Ohio deferred the hearing until 2017.

MAMMOTH ENERGY SERVICES, INC.
NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

While the Company is not able to predict the outcome of the appeal, this matter is not expected to have a material adverse effect on the financial position or results of operations of the Company.

On March 16, 2016, a putative and collective action lawsuit alleging that Coil Tubing failed to pay a class of workers in compliance with the Fair Labor Standards Act was filed titled Rusty Hale, individually and on behalf of all others similarly situated v. Redback Energy Services LLC in the U.S. District Court for the Western District of Oklahoma. On March 28, 2017, the Company settled this matter. This resolution did not have a material impact on the Company’s financial position, results of operations or cash flows.

On June 3, 2015, a putative class and collective action lawsuit alleging that Pressure Pumping failed to pay a class of workers overtime in compliance with the Fair Labor Standards Act and Ohio law was filed titled William Crigler, et al v. Stingray Pressure Pumping, LLC in the U.S. District Court Southern District of Ohio Eastern Division. The parties have reached a settlement of this matter which received final approval from the court in August 2017. The settlement is expected to be payable in 2017. This settlement will not have a material impact on the Company’s financial position, results of operations or cash flows.

On October 12, 2015, a putative class and collective action lawsuit alleging that Energy Services failed to pay a class of workers overtime in compliance with the Fair Labor Standards Act and Oklahoma law was filed titled William Reynolds, individually and on behalf of all others similarly situated v. Redback Energy Services LLC in the U.S. District Court for the Western District of Oklahoma. In March 2017, the parties reached a settlement of this matter and filed a joint motion with the court to approve this settlement, which was granted. This settlement will not have a material impact on the Company’s financial position, results of operations or cash flows.

On December 2, 2015, a putative class and collective action lawsuit alleging that Bison Drilling failed to pay a class of workers overtime in compliance with the Fair Labor Standards Act and Texas law was filed titled John Talamentez, individually and on behalf of all others similarly situated v. Bison Drilling and Field Services, LLC in the U.S. District Court Western District of Texas Midland/Odessa Division. The Company is evaluating the background facts and at this time is not able to predict the outcome of this lawsuit or whether it will have a material impact on the Company’s financial position, results of operations or cash flows.

On February 12, 2016, a putative lawsuit alleging that Energy Services failed to pay a class of workers in compliance with the Fair Labor Standards Act was filed titled Brian Croniser vs. Redback Energy Services LLC in the U.S. District Court Southern District of Ohio. On February 17, 2017, the Company settled this matter and the lawsuit has been dismissed. This resolution did not have a material impact on the Company’s financial position, results of operations or cash flows.

On June 22, 2016, a putative, Title VII discrimination, and Oklahoma anti-discrimination lawsuit alleging that Redback Energy Services was in violation of the previously mentioned federal and state laws. The lawsuit was filed titled Earl Richardson and Keary Johnson v. Redback Energy Services LLC in the U.S. District Court for the Western District of Oklahoma. The Company is evaluating the background facts at this time and is not able to predict the outcome of this lawsuit or whether it will have a material impact on the Company’s financial position, results of operations or cash flows.

On August 1, 2016, a putative class and collective action lawsuit alleging that Energy Services failed to pay a class of workers overtime in compliance with the Fair Labor Standards Act and Texas law was filed titled Michael Caffey, individually and on behalf of all others similarly situated v. Redback Energy Services LLC in the U.S. District Court for the Western District of Texas. The Company is evaluating the background facts and at this time is not able to predict the outcome of this lawsuit or whether it will have a material impact on the Company’s financial position, results of operations or cash flows.

On September 27, 2016, a putative lawsuit alleging that Energy Services failed to pay a class of workers in compliance with the Fair Labor Standards Act was filed titled Michael Drake vs. Redback Coil Tubing LLC, et al in the U.S. District Court Western District of Texas. The Company is evaluating the background facts at this time. The parties have agreed to stay discovery while they engage in settlement discussions. The Company is not able to predict the outcome of this lawsuit or whether it will have a material impact on the Company’s financial position, results of operations or cash flows.

On January 26, 2017, a collective action lawsuit alleging that Pressure Pumping failed to pay a class of workers in compliance with the Fair Labor Standards Act was filed titled Ryan Crosby vs. Stingray Pressure Pumping, in the United Stated District Court for the Southern District of Ohio Eastern Division. The Company is evaluating the background facts

MAMMOTH ENERGY SERVICES, INC.
NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

at this time and is not able to predict the outcome of this lawsuit or whether it will have a material impact on the Company’s financial position, results of operations or cash flows.

The Company is involved in various other legal proceedings in the ordinary course of business. Although the Company cannot predict the outcome of these proceedings, legal matters are subject to inherent uncertainties and there exists the possibility that the ultimate resolution of these matters could have a material adverse effect on the Company's business, financial condition, results of operations or cash flows.

Defined contribution plan

The Company sponsors a 401(k) defined contribution plan for the benefit of substantially all employees at their date of hire. The plan allows eligible employees to contribute up to 92% of their annual compensation, not to exceed annual limits established by the federal government. The Company makes discretionary matching contributions of up to 4% of an employee’s compensation and may make additional discretionary contributions for eligible employees. For the three months ended March 31, 2017 and 2016, the Company paid $0 and $67,171, respectively, in contributions to the plan.

15.	Operating Segments
The Company is organized into five reportable segments based on the nature of services provided and the basis in which management makes business and operating decisions. The Company principally provides energy services in connection with on-shore drilling of oil and natural gas wells for small to large domestic independent oil and nature gas producers. The Company’s five segments consist of pressure pumping services ("Pressure Pumping Services"), well services ("Well Services"), natural sand proppant ("Sand"), contract land and directional drilling services ("Drilling") and other energy services ("Other Energy Services").

The Company's Chief Executive Officer and Chief Financial Officer comprise the Company's Chief Operating Decision Maker function ("CODM"). Segment information is prepared on the same basis that the CODM manages the segments, evaluates the segment financial statements, and makes key operating and resource utilization decisions. Segment evaluation is determined on a quantitative basis based on a function of revenue and earnings before interest, other expense (income), impairment, taxes and depreciation and amortization as well as a qualitative basis, such as nature of the product and service offerings, types of customers.

Based on the CODM's assessment, effective December 31, 2016, the Company reorganized the reportable segments to align with its new management reporting structure and business activities. Prior to this reorganization, the existing reportable segments were comprised of four segments for financial reporting purposes: land and directional drilling services, completion and production services, completion and production - natural sand proppant and remote accommodation services. As a result of this change, there are five reportable segments for financial reporting purposes as described above. Historical information in this Note to the financial statements has been revised to reflect the new reportable segment.

The following table sets forth certain financial information with respect to the Company’s reportable segments:

MAMMOTH ENERGY SERVICES, INC.
NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

	Completion and Production
Three Months Ended March 31, 2017	Pressure Pumping Services	Well Services	Sand	Drilling	Other Energy Services	Total
Revenue from external customers...	$8,691,647	$3,190,132	$3,372,063	$9,703,397	$5,506,706	$30,463,945
Revenue from related parties..........	$31,760,906	$152,895	$11,540,419	$1,047,592	$264	$44,502,076
Cost of revenue..............................	$28,707,440	$3,799,776	$12,607,265	$10,953,423	$2,430,082	$58,497,986
Selling, general and administrative expenses...............................................	$1,774,926	$972,405	$2,057,553	$1,295,024	$636,890	$6,736,798
Earnings before interest, other expense, taxes and depreciation and amortization............	$9,970,187	$(1,429,154)	$247,664	$(1,497,458)	$2,439,998	$9,731,237
Other expense .......................	$2,631	$1,182	$14,207	$163,785	$2,341	$184,146
Interest expense..............................	$128,444	$(105,902)	$132,639	$217,182	$24,821	$397,184
Depreciation and amortization.......	$9,157,893	$1,208,241	$1,362,965	$4,968,628	$539,524	$17,237,251
Income tax provision.....................	$—	$(3,691,532)	$—	$—	$585,467	$(3,106,065)
Net income (loss)..........................	$681,219	$1,158,857	$(1,262,147)	$(6,847,053)	$1,287,845	$(4,981,279)
Total expenditures for property, plant and equipment.................	$28,665,309	$—	$174,513	$2,269,277	$593	$31,109,692
At March 31, 2017
Goodwill.......................................	$86,043,148	$—	$2,683,727	$—	$—	$88,726,875
Intangible assets, net.....................	$19,174,183	$124,896	$—	$—	$—	$19,299,079
Total assets...................................	$228,631,538	$47,104,529	$111,028,954	$97,838,858	$30,818,616	$515,422,495

	Completion and Production
Three Months Ended March 31, 2016	Pressure Pumping Services	Well Services	Sand	Drilling	Other Energy Services	Total
Revenue from external customers...	$12,294,529	$2,698,592	$1,281,745	$5,257,738	$7,985,623	$29,518,227
Revenue from related parties..........	$—	$—	$1,918,078	$1,145,999	$555	$3,064,632
Cost of revenue..............................	$11,531,886	$3,927,709	$6,180,754	$7,208,657	$3,542,170	$32,391,176
Selling, general and administrative expenses...............................................	$526,175	$573,296	$601,267	$1,302,473	$610,663	$3,613,874
Earnings before interest, other (income) expense, taxes and depreciation and amortization.......	$236,468	$(1,802,413)	$(3,582,198)	$(2,107,393)	$3,833,345	$(3,422,191)
Other (income) expense .......................	$(19,208)	$9,400	$19,182	$(10,074)	$1,690	$990
Interest expense..............................	$237,055	$98,319	$104,461	$852,574	$3,947	$1,296,356
Depreciation and amortization.......	$8,955,217	$1,397,507	$1,368,517	$5,507,381	$522,450	$17,751,072
Income tax provision.....................	$—	$—	$—	$—	$894,360	$894,360
Net (loss) income..........................	$(8,936,596)	$(3,307,639)	$(5,074,358)	$(8,457,274)	$2,410,898	$(23,364,969)
Total expenditures for property, plant and equipment.................	$30,695	$—	$97,425	$264,171	$147,631	$539,922
At March 31, 2016
Goodwill.......................................	$86,043,148	$—	$2,683,727	$—	$—	$88,726,875
Intangible assets, net.....................	$28,217,683	$152,396	$—	$—	$—	$28,370,079
Total assets...................................	$197,948,317	$60,191,891	$111,084,330	$110,148,572	$35,713,736	$515,086,846

The pressure pumping services segment provides hydraulic fracturing. The well services segment provides coil tubing, flowback and equipment rental services. The sand segment sells, distributes and produces sand for use in hydraulic fracturing. The contract land and directional drilling services segment provides vertical, horizontal and directional drilling services. The other energy services segment primarily provides housing, kitchen and dining, and recreational service facilities for oilfield workers that are located in remote areas away from readily available lodging. The pressure pumping and well service segments primarily services the Utica Shale of Eastern Ohio, Marcellus Shale in Pennsylvania, Eagle Ford and Permian basin in Texas and mid-continent region. The natural sand proppant segment primarily services the Utica Shale and Montney Shale in British Columbia and Alberta, Canada. The contract land and directional drilling services segment primarily services the Permian Basin in West Texas. The other energy services segment provides service primarily in Canada.

MAMMOTH ENERGY SERVICES, INC.
NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

16.	Subsequent Events

Subsequent to March 31, 2017, the Company entered into lease agreements with aggregate commitments of $28.9 million.

Subsequent to March 31, 2017, the Company ordered an aggregate of $75.8 million in property and equipment.

On April 21, 2017, the Company acquired an energy service provider and related equipment from an unrelated third party seller for $4.0 million.

On May 10, 2017, the Company acquired energy service equipment and related real property from an unrelated third party seller for $3.8 million.

On May 26, 2017, the Company completed the Chieftain Acquisition for $36.3 million. The Company funded the purchase price for the Chieftain Acquisition with cash on hand and borrowings under its revolving credit facility.

On June 5, 2017, the Company completed the acquisition of (1) SR Energy, a Delaware limited liability company and (2) Cementing, a Delaware limited liability company (together with SR Energy, the “2017 Stingray Acquisition”) in exchange for the issuance by Mammoth of an aggregate of 1,392,548 shares of its common stock.

On July 7, 2017, the Company acquired an energy service company from an unrelated third party seller for $2.3 million in cash consideration and the assumption of $1.8 million in debt.

Effective as of July 12, 2017, the Company entered into a Second Amendment to Revolving Credit and Security Agreement, among the Company and certain of its subsidiaries, as borrowers, certain financial institutions party thereto, as lenders, and PNC Bank, National Association, as agent for the lenders (the “Amendment”). The Amendment provided the borrowers with greater flexibility for permitted acquisitions and permitted indebtedness, increased the maximum amount credited to the borrowing base for sand inventory and for in-transit inventory and increased certain cross-default thresholds from $5 million to $15 million. As of October 23, 2017, there was $110.0 million of borrowings and $3.5 million of letters of credit outstanding under this facility, with $59.2 million available for future borrowings.

On August 24, 2017, the Company settled the case titled Earl Richardson and Keary Johnson v. Redback Energy Services LLC. This resolution did not have a material impact on the Company’s financial position, results of operations or cash flows.

On October 19, 2017, Cobra entered into a contract to aid in the restoration of utility infrastructure on the island of Puerto Rico. The contract provides for payments of up to $200.0 million, including an initial payment of $15.0 million at the time of signing. As of October 25, 2017, the Company had entered into $23.8 million of commitments related to this contract and made prepayments and deposits of $5.0 million with respect to these commitments.

Item 2. Management’s Discussion and Analysis of Financial Condition and Results of Operations

The following discussion should be read in conjunction with the unaudited condensed consolidated financial statements and related notes thereto presented in this quarterly report and the consolidated financial statements and related notes thereto included in our Annual Report on Form 10-K for the year ended December 31, 2016, filed with the Securities and Exchange Commission, or the SEC, on February 24, 2017.

On June 5, 2017, we acquired Sturgeon Acquisitions LLC, or Sturgeon, and Sturgeon's wholly owned subsidiaries Taylor Frac, LLC, Taylor Real Estate Investments, LLC and South River Road, LLC. Prior to this acquisition, we and Sturgeon were under common control and, in accordance with generally accepted accounting principles in the United States, or GAAP, we have accounted for this acquisition in a manner similar to the pooling of interest method of accounting. As a result of the Sturgeon acquisition, our historical financial information for all periods included in this report has been recast to combine Sturgeon's financial results with our financial results as if the acquisition of Sturgeon had been effective since Sturgeon commenced operations on September 13, 2014. Any material transactions between us and Sturgeon were eliminated. Sturgeon’s financial results were incorporated into our natural sand proppant services division.

Overview

We are an integrated, growth-oriented energy service company serving companies engaged in the exploration and development of North American onshore unconventional oil and natural gas reserves. Our primary business objective is to grow our operations and create value for stockholders through organic opportunities and accretive acquisitions. Our suite of services includes pressure pumping services, well services, natural sand proppant services, contract land and directional drilling services and other energy services. Our pressure pumping services division provides hydraulic fracturing services. Our well services division provides pressure control services, flowback services and equipment rentals. Our natural sand proppant services division sells, distributes and produces proppant for hydraulic fracturing. Our contract land and directional drilling services division provides drilling rigs and crews for operators as well as rental equipment, such as mud motors and operational tools, for both vertical and horizontal drilling. Our other energy services division primarily provides housing, kitchen and dining, and recreational service facilities for oilfield workers located in remote areas away from readily available lodging. We believe that the services we offer play a critical role in increasing the ultimate recovery and present value of production streams from unconventional resources. Our complementary suite of completion and production and drilling related services provides us with the opportunity to cross-sell our services and expand our customer base and geographic positioning.

On October 19, 2016, Mammoth Energy Services, Inc., or Mammoth Inc., closed its IPO of 7,750,000 shares of common stock, of which 7,500,000 shares were sold by Mammoth Inc. and the remaining 250,000 shares were sold by certain selling stockholders, at a price to the public of $15.00 per share. Mammoth Inc.’s common stock is traded on the Nasdaq Global Select Market under the symbol “TUSK.” Unless the context otherwise requires, references in this report to “we,” “our,” “us,” or like terms, when used in a historical context for periods prior to October 12, 2016 refer to Mammoth Energy Partners, LP, or the Partnership, and its subsidiaries. References in this report to “we,” “our,” “us,” or like terms, when used in the present tense or for periods commencing on or after October 12, 2016 refer to Mammoth Inc. and its subsidiaries. Mammoth Inc. was formed in June 2016, and did not conduct any material business operations prior to the completion of the IPO and the contribution described below completed on October 12, 2016 immediately prior to the IPO. Prior to the IPO, Mammoth Inc. was a wholly-owned subsidiary of the Partnership.

On November 24, 2014, Mammoth Energy Holdings LLC, or Mammoth Holdings, Gulfport Energy Corporation, or Gulfport, and Rhino Exploration LLC, or Rhino, contributed to the Partnership their respective interests in the following entities: Bison Drilling and Field Services, LLC, or Bison Drilling; Bison Trucking LLC, or Bison Trucking; White Wing Tubular Services LLC, or White Wing; Barracuda Logistics LLC, or Barracuda; Panther Drilling Systems LLC, or Panther Drilling; Redback Energy Services LLC, or Redback Energy Services; Redback Coil Tubing LLC, or Redback Coil Tubing; Muskie Proppant LLC, or Muskie Proppant; Stingray Pressure Pumping LLC, or Pressure Pumping; Stingray Logistics LLC, or Logistics; and Great White Sand Tiger Lodging Ltd., or Lodging. Upon completion of these contributions, Mammoth Holdings, Gulfport and Rhino beneficially owned a 68.7%, 30.5% and 0.8% equity interest, respectively, in the Partnership. Subsequently, the Partnership formed Redback Pumpdown Services LLC, or Pumpdown, Mr. Inspections LLC, or Mr. Inspections, Silverback Energy Services LLC, or Silverback, and Mammoth Inc. as wholly-owned subsidiaries.

On October 12, 2016, prior to and in connection with the IPO, the Partnership converted to a Delaware limited liability company named Mammoth Energy Partners LLC, or Mammoth LLC, and Mammoth Holdings, Gulfport and Rhino contributed their respective membership interests in Mammoth LLC to us in exchange for shares of our common stock, and Mammoth LLC became our wholly-owned subsidiary.

First Quarter 2017 Highlights

Acquisition of Stingray Energy, Stingray Cementing and Sturgeon

On March 20, 2017, as amended and restated on May 12, 2017, we entered into three definitive contribution agreements, one with affiliates of Wexford, Gulfport, Rhino and Mammoth LLC, and two others with affiliates of Wexford, Gulfport and Mammoth LLC, which we collectively refer to as the Contribution Agreements. Under the Contribution Agreements, we agreed to acquire all outstanding membership interests in Sturgeon Acquisitions LLC (which owns Taylor Frac, LLC, Taylor Real Estate Investments, LLC and South River Road, LLC), Stingray Energy Services LLC, or Stingray Energy, and Stingray Cementing LLC, or Stingray Cementing, and, together with Sturgeon Acquisitions LLC and Stingray Energy, the Target Companies), respectively, for an aggregate of 7.0 million shares of our common stock valued at approximately $133.4 million based on the closing price of $19.06 per share for our common stock on March 20, 2017. We closed these acquisitions on June 5, 2017. See also Note 12, "Sturgeon Acquisition" to our unaudited condensed consolidated financial statements.

Chieftain Acquisition

On March 27, 2017, we entered into a definitive asset purchase agreement, which we refer to as the Purchase Agreement, with Chieftain Sand and Proppant, LLC and Chieftain Sand and Proppant Barron, LLC, unrelated third party sellers, following our successful bid in a bankruptcy court auction for substantially all of the assets of the sellers for $35.25 million, which we refer to as the Chieftain Acquisition. The Chieftain Acquisition closed on May 26, 2017.

Industry Overview

The oil and natural gas industry has traditionally been volatile and is influenced by a combination of long-term, short-term and cyclical trends, including the domestic and international supply and demand for oil and natural gas, current and expected future prices for oil and natural gas and the perceived stability and sustainability of those prices, production depletion rates and the resultant levels of cash flows generated and allocated by exploration and production companies to their drilling, completion and related services and products budget. The oil and natural gas industry is also impacted by general domestic and international economic conditions, political instability in oil producing countries, government regulations (both in the United States and elsewhere), levels of customer demand, the availability of pipeline capacity and other conditions and factors that are beyond our control.

Demand for most of our products and services depends substantially on the level of expenditures by companies in the oil and natural gas industry. The significant decline in oil and natural gas prices that began in the third quarter of 2014 continued into February 2016, when the closing price of oil reached a 12-year low of $26.19 per barrel on February 11, 2016. The low commodity price environment caused a reduction in the drilling, completion and other production activities of most of our customers and their spending on our products and services.

The reduction in demand during the first part of 2016, and the resulting oversupply of many of the services and products we provide, substantially reduced the prices we could charge our customers for our products and services, and had a negative impact on the utilization of our services. This overall trend with respect to our customers’ activities and spending continued in 2016. However, oil prices have increased since the 12-year low recorded on February 11, 2016, reaching a high of $54.06 per barrel on December 28, 2016. During the first three months of 2017, oil traded between a low of $47.70 per barrel recorded on March 23, 2017 and a high of $54.45 per barrel on February 23, 2017. As commodity prices have begun to recover, we have experienced an increase in activity. If near term commodity prices remain at current levels and recover further, we expect to continue to experience an increase in demand for our services and products, particularly in our completion and production, natural sand proppant and contract land and directional drilling businesses. Our other energy services revenue, which are currently only attributable to our remote accommodations business, declined during the first quarter of 2017 as a major construction project in the area we service was substantially completed in March 2017. We currently anticipate that our other energy services revenues will continue to decrease in the second quarter of 2017 if we are unable to replace the revenue attributable to this project.

Results of Operations

Three Months Ended March 31, 2017 Compared to Three Months Ended March 31, 2016

	Three Months Ended
	March 31, 2017	March 31, 2016
Revenue:
Pressure pumping services	$40,452,553	$12,294,529
Well services	3,343,027	2,698,592
Natural sand proppant services	14,912,482	3,199,823
Contract land and directional drilling services	10,750,989	6,403,737
Other energy services	5,506,970	7,986,178
Total revenue	74,966,021	32,582,859

Cost of Revenue:
Pressure pumping services	28,707,440	11,531,886
Well services	3,799,776	3,927,709
Natural sand proppant services	12,607,265	6,180,754
Contract land and directional drilling services	10,953,423	7,208,657
Other energy services	2,430,082	3,542,170
Total cost of revenue	58,497,986	32,391,176
Selling, general and administrative expenses	6,736,798	3,613,874
Depreciation and amortization	17,237,251	17,751,072
Operating loss	(7,506,014)	(21,173,263)
Interest expense, net	(397,184)	(1,296,356)
Other (expense) income	(184,146)	(990)
Loss before income taxes	(8,087,344)	(22,470,609)
(Benefit) provision for income taxes	(3,106,065)	894,360
Net loss	$(4,981,279)	$(23,364,969)

Revenue. Revenue for the three months ended March 31, 2017 increased $42.4 million, or 130%, to $75.0 million from $32.6 million for the three months ended March 31, 2016. Revenue by operating division was as follows:

Pressure Pumping Services. Pressure pumping services division revenue increased $28.2 million, or 229%, to $40.5 million for the three months ended March 31, 2017 from $12.3 million for the three months ended March 31, 2016. The increase was primarily driven by an increase in fleet utilization, on two active fleets, from 21% for the three months ended March 31, 2016 to 63%, on three active fleets, for the three months ended March 31, 2017. Additionally, the number of stages completed increased to 860 for the three months ended March 31, 2017 from 204 for the three months ended March 31, 2016.

Well Services. Well services division revenue increased $0.6 million, or 22%, to $3.3 million for the three months ended March 31, 2017 from $2.7 million for the three months ended March 31, 2016. Our coil tubing services accounted for $0.6 million, or 100% of our operating division increase, as a result of an increase in average day rates from approximately $19,900 for the three months ended March 31, 2016 to approximately $22,100 for the three months ended March 31, 2017. Our flowback services remained consistent period over period.

Natural Sand Proppant Services. Natural sand proppant services division revenue increased $11.7 million, or 366%, to $14.9 million for the three months ended March 31, 2017, from $3.2 million for the three months ended March 31, 2016. The increase was primarily attributable to an increase in tons of sand sold from approximately 62,361 for the three months ended March 31, 2016 to approximately 245,996 for the three months ended March 31, 2017, in addition to an increase in the average sales price per ton of sand from $51 to $61 for the three months ended March 31, 2016 and 2017, respectively.

Contract Land and Directional Drilling Services. Contract land and directional drilling services division revenue increased $4.4 million, or 69%, from $6.4 million for the three months ended March 31, 2016 to $10.8 million for the three months ended March 31, 2017. The increase was primarily attributable to our land drilling services, which accounted for $2.5 million, or 57%, of the operating division increase as a result of an increase in average day rates from approximately $13,400 for the three months ended March 31, 2016 to approximately $14,400 for the three months ended March 31, 2017. Active rig count remained consistent at four during those same periods. Our directional drilling services accounted for $1.4 million, or 31%, of the operating division increase as a result of utilization increasing from 14% for the three months ended March 31, 2016 to 26% for the three months ended March 31, 2017. Our rig moving services accounted for $0.6 million, or 15%, of the operating division increase. The increase in our rig moving services was driven by the increase in drilling activity. Our drill pipe inspection services reflected a decrease of $0.1 million, or (3)%, of the operating division activity.

Other Energy Services. Other energy services division revenue decreased $2.5 million, or 31%, to $5.5 million for the three months ended March 31, 2017 from $8.0 million for the three months ended March 31, 2016. The decrease was the result of a decrease in total rooms nights rented from 61,697 to 34,338 for the three months ended March 31, 2016 and 2017, respectively, in addition to a decrease in revenue per room night, in Canadian dollars, from $178 for the three months ended March 31, 2016 to $175 for the three months ended March 31, 2017, partially offset by approximately $0.9 million of business interruption insurance proceeds we collected and recognized for the three months ended March 31, 2017.

Cost of Revenue. Cost of revenue increased $26.1 million from $32.4 million, or 99% of total revenue, for the three months ended March 31, 2016 to $58.5 million, or 78% of total revenue, for the three months ended March 31, 2017. Cost of revenue by operating division was as follows:

Pressure Pumping Services. Pressure pumping services division cost of revenue increased $17.2 million, or 150%, from $11.5 million for the three months ended March 31, 2016 to $28.7 million for the three months ended March 31, 2017. The increase was primarily due to increases in proppant costs, repairs and maintenance expense and labor-related costs from bringing our third pressure pumping fleet on line during 2017. As a percentage of revenues, our pressure pumping services division cost of revenue was 71% and 94% for the three months ended March 31, 2017 and 2016, respectively. The decrease in cost of revenue as a percentage of revenue was primarily due to an increase in utilization.

Well Services. Well services division cost of revenue decreased $0.1 million, or 3%, from $3.9 million for the three months ended March 31, 2016 to $3.8 million for the three months ended March 31, 2017. The decrease was primarily due to decreases in labor-related costs. As a percentage of revenues, our well services division cost of revenue was 114% and 146% for the three months ended March 31, 2017 and 2016, respectively. The decrease in cost of revenue as a percentage of revenue was primarily due to an increase in utilization.

Natural Sand Proppant Services. Natural sand proppant services division cost of revenue increased $6.4 million, or 103%, from $6.2 million for the three months ended March 31, 2016 to $12.6 million for the three months ended March 31, 2017, primarily due to an increase in product costs. As a percentage of revenue, cost of revenue was 85% and 193% for the three months ended March 31, 2017 and 2016, respectively. The increase was primarily due to an increase in per-ton product costs.

Contract Land and Directional / Drilling Services. Contract land and directional drilling services division cost of revenue increased $3.8 million, or 52%, from $7.2 million for the three months ended March 31, 2016 to $11.0 million for the three months ended March 31, 2017, primarily due to an increase in labor-related costs and higher utilization. As a percentage of revenue, our contract land and directional drilling services division cost of revenue was 102% and 113% for the three months ended March 31, 2017 and 2016, respectively. The decrease was primarily due to lower compensation and repairs and maintenance as a percentage of revenue.

Other Energy Services. Other energy services division cost of revenues decreased $1.1 million, or 31%, from $3.5 million the three months ended March 31, 2016 to $2.4 million for the three months ended March 31, 2017, primarily due to declines in contracted labor-related costs in our remote accommodation services. As a percentage of revenues, cost of revenues was 44% for each of the three month periods ended March 31, 2017 and 2016.

Selling, General and Administrative Expenses. Selling, general and administrative expenses represent the costs associated with managing and supporting our operations. These expenses increased $3.1 million, or 86%, to $6.7 million for the three months ended March 31, 2017, from $3.6 million for the three months ended March 31, 2016. The increase in expenses was primarily attributable to a $2.3 million increase in compensation-related cost, a $0.7 million increase in professional fees and services and a $0.1 million reduction in bad debt expense for the three months ended March 31, 2017, compared to the three months ended March 31, 2016.

Depreciation and Amortization. Depreciation and amortization decreased $0.6 million, or 3%, to $17.2 million for the three months ended March 31, 2017 from $17.8 million for the three months ended March 31, 2016. The decrease was primarily attributable to $26.2 million of assets that fully depreciated during 2016 and was partially offset by placing in service of $6.6 million of capital additions for the three months ended March 31, 2017.

Interest Expense. Interest expense decreased $0.9 million, or 69%, to $0.4 million during the three months ended March 31, 2017, from $1.3 million during the three months ended March 31, 2016. The decrease in interest expense was attributable to a decrease in average borrowings during 2016 and the repayment of all outstanding borrowings in October 2016 with a portion of the net proceeds from the IPO.

Other (expense) income, net. Non-operating charges (income) resulted in expense of $0.2 million for the three months ended March 31, 2017, compared to other income, net of $1.0 thousand for the three months ended March 31, 2016. The three months ended March 31, 2017 included $0.1 million in loss recognition on assets disposed of during the period.

Income Taxes. Prior to our initial public offering in October 2016, we were treated as a pass-through entity for federal income tax and most state income tax purposes. For the three months ended March 31, 2017, we recognized income tax benefit of $3.1 million compared to an income tax expense of $0.9 million for the three months ended March 31, 2016. The provision for the three months ended March 31, 2016 was primarily attributable to our subsidiary, Lodging, which provides our remote accommodation services.

Non-GAAP Financial Measures

Adjusted EBITDA is a supplemental non-GAAP financial measure that is used by management and external users of our financial statements, such as industry analysts, investors, lenders and rating agencies. We define Adjusted EBITDA as net income (loss) before depreciation, depletion, accretion and amortization, acquisition related costs, equity based compensation, interest expense, other (income) expense, net (which is comprised of the (gain) or loss on disposal of long-lived assets) and provision (benefit) for income taxes. We exclude the items listed above from net income (loss) in arriving at Adjusted EBITDA because these amounts can vary substantially from company to company within our industry depending upon accounting methods and book values of assets, capital structures and the method by which the assets were acquired. Adjusted EBITDA should not be considered as an alternative to, or more meaningful than, net income (loss) or cash flows from operating activities as determined in accordance with GAAP or as an indicator of our operating performance or liquidity. Certain items excluded from Adjusted EBITDA are significant components in understanding and assessing a company’s financial performance, such as a company’s cost of capital and tax structure, as well as the historic costs of depreciable assets, none of which are components of Adjusted EBITDA. Our computations of Adjusted EBITDA may not be comparable to other similarly titled measure of other companies. We believe that Adjusted EBITDA is a widely followed measure of operating performance and may also be used by investors to measure our ability to meet debt service requirements.

The following tables also provide a reconciliation of Adjusted EBITDA to the GAAP financial measure of net income or (loss) for each of our operating segments for the specified periods.

Consolidated

	Three Months Ended March 31,
Reconciliation of Adjusted EBITDA to net income (loss):	2017	2016
Net loss	$(4,981,279)	$(23,364,969)
Depreciation, depletion, accretion and amortization expense	17,237,251	17,751,072
Acquisition related costs	1,246,564	—
Equity based compensation	569,831	—
Interest expense	397,184	1,296,356
Other (income) expense, net	184,146	990
Provision (benefit) for income taxes	(3,106,065)	894,360
Adjusted EBITDA	$11,547,632	$(3,422,191)

Pressure Pumping Services

	Three Months Ended March 31,
Reconciliation of Adjusted EBITDA to net income (loss):	2017	2016
Net income (loss)	$681,219	$(8,936,596)
Depreciation and amortization expense	9,157,893	8,955,217
Equity based compensation	271,388	—
Interest expense	128,444	237,055
Other (income) expense, net	2,631	(19,208)
Provision (benefit) for income taxes	—	—
Adjusted EBITDA	$10,241,575	$236,468

Well Services

	Three Months Ended March 31,
Reconciliation of Adjusted EBITDA to net income (loss):	2017	2016
Net income (loss)	$1,158,857	$(3,307,639)
Depreciation and amortization expense	1,208,241	1,397,507
Acquisition related costs	187,184	—
Equity based compensation	46,989	—
Interest expense	(105,902)	98,319
Other (income) expense, net	1,182	9,400
Provision (benefit) for income taxes	(3,691,532)	—
Adjusted EBITDA	$(1,194,981)	$(1,802,413)

Natural Sand Proppant Services

	Three Months Ended March 31,
Reconciliation of Adjusted EBITDA to net income (loss):	2017	2016
Net loss	$(1,262,147)	$(5,074,358)
Depreciation, depletion, accretion and amortization expense	1,362,965	1,368,517
Acquisition related costs	1,037,865	—
Equity based compensation	70,124	—
Interest expense	132,639	104,461
Other (income) expense, net	14,207	19,182
Provision (benefit) for income taxes	—	—
Adjusted EBITDA	$1,355,653	$(3,582,198)

Contract Land and Directional Drilling Services

	Three Months Ended March 31,
Reconciliation of Adjusted EBITDA to net income (loss):	2017	2016
Net income (loss)	$(6,847,053)	$(8,457,274)
Depreciation and amortization expense	4,968,628	5,507,381
Acquisition related costs	21,515	—
Equity based compensation	111,870	—
Interest expense	217,182	852,574
Other (income) expense, net	163,785	(10,074)
Provision for income taxes	—	—
Adjusted EBITDA	$(1,364,073)	$(2,107,393)

Other Energy Services

	Three Months Ended March 31,
Reconciliation of Adjusted EBITDA to net income (loss):	2017	2016
Net income	$1,287,845	$2,410,898
Depreciation and amortization expense	539,524	522,450
Equity based compensation	69,460	—
Interest expense	24,821	3,947
Other (income) expense, net	2,341	1,690
Provision (benefit) for income taxes	585,467	894,360
Adjusted EBITDA	$2,509,458	$3,833,345

Liquidity and Capital Resources

We require capital to fund ongoing operations, including maintenance expenditures on our existing fleet and equipment, organic growth initiatives, investments and acquisitions. Since November 2014, our primary sources of liquidity have been cash on hand, borrowings under our revolving credit facility and cash flows from operations in addition to the net proceeds from our initial public offering. Our primary use of capital has been for investing in property and equipment used to provide our services.

As of March 31, 2017, our revolving credit facilities were undrawn, leaving an aggregate of $163.3 million of available borrowing capacity under this facility.

The following table summarizes our liquidity for the periods indicated:

	March 31,	December 31,
	2017	2016
Cash and cash equivalents	$12,927,242	$29,238,618
Revolving credit facilities availability	163,298,935	164,354,373
Less borrowings	—	—
Less letter of credit facilities (rail car commitments)	(454,560)	(454,560)
Less letter of credit facilities (insurance programs)	(1,636,000)	(1,636,000)
Less letter of credit facilities (environmental remediation)	(1,375,342)	(1,375,342)
Net working capital (less cash)	18,837,121	30,453,429
Total	$191,597,396	$220,580,518
Liquidity and Cash Flows

The following table sets forth our cash flows at the dates indicated:

	Three Months Ended
	March 31,
	2017	2016
Net cash provided by operating activities	$14,418,401	$19,276,038
Net cash used in investing activities	(30,740,434)	(505,059)
Net cash used in financing activities	—	(8,400,000)
Effect of foreign exchange rate on cash	10,657	260,074
Net change in cash	$(16,311,376)	$10,631,053

Operating Activities

Net cash provided by operating activities was $14.4 million for the three months ended March 31, 2017, compared to net cash provided of $19.3 million for the three months ended March 31, 2016. The increase in operating cash flows was primarily attributable to timing of receivable collections with related parties.

Investing Activities

Net cash used in investing activities was $30.7 million for the three months ended March 31, 2017, compared to net cash used of $0.5 million for the three months ended March 31, 2016. Substantially all cash used in investing activities was used to purchase property and equipment that is utilized to provide our services.

The following table summarizes our capital expenditures by operating division for the periods indicated:

	Three Months Ended
	March 31,
	2017	2016
Pressure pumping services (a)	$28,665,309	$30,695
Well services	—	—
Natural sand proppant production (b)	174,513	97,425
Contract and directional drilling services (c)	2,269,277	264,171
Other energy services (d)	593	147,631
Net change in cash	$31,109,692	$539,922

(a).	Capital expenditures primarily for for pressure pumping equipment for the three months ended March 31, 2017 and 2016.

(b).	Capital expenditures included a conveyor for the three months ended March 31, 2016.

(c).	Capital expenditures primarily for upgrades to our rig fleet for the three months ended March 31, 2017 and 2016.

(d).	Capital expenditures included primarily for an intersection upgrade for the three months ended March 31, 2016.

Financing Activities

Net cash used in financing activities for the three months ended March 31, 2016 was $8.4 million. During 2016, substantially all of which was used to pay down net borrowings under our credit facility. There was no net cash used in financing activities for the three months ended March 31, 2017.

Effect of Foreign Exchange Rate on Cash

The effect of foreign exchange rate on cash was $11.0 thousand, for the three months ended March 31, 2017, compared to net cash used of $0.3 million for the three months ended March 31, 2016. The year-over-year effect was driven primarily by a favorable (unfavorable) shift in the weakness (strength) of the Canadian dollar relative to the U.S. dollar for the cash held in Canadian accounts.

Working Capital

Our working capital totaled $31.8 million and $59.7 million at March 31, 2017 and December 31, 2016 respectively. Our cash balances totaled $12.9 million and $29.2 million at March 31, 2017 and December 31, 2016, respectively.

Our Revolving Credit Facility

On November 25, 2014, we entered into a $170.0 million revolving credit and security agreement with PNC Capital Markets LLC, as lead arranger, PNC Bank, National Association, as the administrative and collateral agent, and the lenders from time-to-time party thereto. Our revolving credit facility, as amended in connection with the IPO, matures on November 25, 2019. Borrowings under our revolving credit facility are secured by our and our subsidiaries’ assets. The maximum availability for future borrowings under our revolving credit facility is subject to a borrowing base calculation prepared monthly. Concurrent with our entry into our revolving credit facility, we repaid all of our then existing subordinate debt with the initial advance under our revolving credit facility.

Interest is payable monthly at a base rate set by the institution’s commercial lending group plus an applicable margin. Additionally, at our request, outstanding balance, are permitted to be converted to LIBOR rate plus applicable margin tranches at set increments of $500,000. The LIBOR rate option allows us to select interest periods from one, two, and three or six months. The applicable margin for either the base rate or the LIBOR rate option can vary from 1.5% to 3.0%, based upon a calculation of the excess availability of the line as a percentage of the maximum credit limit.

We used a portion of the net proceeds from the IPO to repay all borrowings outstanding under our revolving credit facility and at March 31, 2017 our credit facility remained undrawn with availability of $144.1 million, net of outstanding letters of credit.

Our revolving credit facility contains various customary affirmative and restrictive covenants. Among the covenants are two financial covenants, including a minimum interest coverage ratio (3.0 to 1.0), and a maximum leverage ratio (4.0 to 1.0), and minimum availability ($10.0 million). As of March 31, 2017 and December 31, 2016, we were in compliance with these covenants.

Sturgeon Revolving Credit Facility

On June 30, 2015, Sturgeon entered into a $25.0 million revolving line of credit, or the Sturgeon revolver. Advances under the Sturgeon revolver bore interest at 2% plus the greater of (a) the Base Rate as set by the lender's commercial lending group, (b) the sum of the Federal Funds Open Rate plus one half of one percent, or (c) the sum of the Daily LIBOR rate. Additionally, at Sturgeon's request, advances could be obtained at LIBOR plus 3%. The LIBOR rate option allowed Sturgeon to select interest periods from one, two, three or six month LIBOR futures spot rates. As of March 31, 2017 and December 31, 2016, there were no outstanding borrowings under the Sturgeon revolver, and availability for future borrowings was $19.1 million and $18.2 million, respectively.

The Sturgeon revolver contained various customary affirmative and restrictive covenants. Among the covenants were financial covenants including a minimum fixed charge coverage ratio (3.5 to 1.0) and a minimum availability block ($5.0 million). As of December 31, 2015, Sturgeon was in compliance with its covenants under the facility. Sturgeon was not in compliance with its fixed charge coverage ratio covenant at December 31, 2016, however the Sturgeon revolver was undrawn on that date. Sturgeon was in compliance with all other covenants at December 31, 2016 and March 31, 2017.

Sturgeon's revolver was terminated on June 6, 2017 in connection with the Sturgeon acquisition.

Capital Requirements and Sources of Liquidity

With commodity prices beginning to increase in the second half of 2016 and then stabilizing at their current range, we have seen an increase in customer demand, particularly in our pressure pumping and natural sand proppant services divisions. We have increased our capital budget accordingly and, during 2017, we currently estimate that our aggregate capital expenditures will be approximately $143.0 million. These capital expenditures include $66.0 million in our pressure pumping services division for the acquisition of an additional 132,500 horsepower of new high pressure hydraulic pumps and related equipment, $29.0 million in our pressure pumping service division for tractors, pneumatic trailers and transload facilities to enhance our last mile solutions, $23.0 million in our sand segment for plant capacity expansion projects, $9.0 million in our contract land and directional drilling services division for an upgrade to two of our horizontal rigs and $16.0 million in our well services and other energy services divisions, primarily to maintain our coil tubing and flowback services lines and add new service offerings. We spent approximately $31.0 million on capital expenditures during the first quarter of 2017. We also intend to spend $35.3 million to complete the Chieftain Acquisition.

We believe that our cash on hand, operating cash flow and available borrowings under our revolving credit facility will be sufficient to fund our operations for at least the next twelve months and fund the Chieftain Acquisition. However, future cash flows are subject to a number of variables, and significant additional capital expenditures could be required to conduct our operations. There can be no assurance that operations and other capital resources will provide cash in sufficient amounts to maintain planned or future levels of capital expenditures. Further, as previously announced, we intend to actively pursue an acquisition strategy to enhance our portfolio of products and services, market positioning and/or geographic presence. We regularly evaluate acquisition opportunities, and the number of opportunities coming to our attention has increased substantially since the IPO. We do not have a specific acquisition budget for 2017 since the timing and size of acquisitions cannot be accurately forecasted, however, we continue to evaluate opportunities. Our acquisitions may be undertaken with cash (as in the case of the Chieftain Acquisition), our common stock (as in the case of the acquisitions of the Target Companies) or a combination of cash, common stock and/or other consideration. In the event we make one or more acquisitions and the amount of capital required is greater than the amount we have available for acquisitions at that time, we could be required to reduce the expected level of capital expenditures and/or seek additional capital. If we seek additional capital for that or other reasons, we may do so through borrowings under our revolving credit facility, joint venture partnerships, asset sales, offerings of debt or equity securities or other means. We cannot assure you that this additional capital will be available on acceptable terms or at all. If we are unable to obtain funds we need, we may not be able to complete acquisitions that may be favorable to us or finance the capital expenditures necessary to conduct our operations.

Off-Balance Sheet Arrangements
Lease Obligations

The Company leases real estate, rail cars and other equipment under long-term operating leases with varying terms and expiration dates through 2025.

Minimum Purchase Commitments

We have entered into agreements with sand suppliers that contain minimum purchase obligations. Our failure to purchase the minimum tonnage specified would require us to pay shortfall fees. However, the minimum quantities set forth in the agreements are not in excess of our current expected future requirements.

Capital Spend Commitments

The Company has entered into agreements with suppliers to acquire capital equipment. These commitments are included in the Company's 2017 capital budget discussed under the heading "Capital Requirements and Sources of Liquidity."

Aggregate future minimum lease payments under these agreements in effect at March 31, 2017 are as follows:

Year ended December 31:	Operating Leases	Capital Spend Commitments	Minimum Purchase Commitments
Remainder of 2017	$7,014,543	$20,978,150	$11,165,848
2018	7,094,517	—	10,866,000
2019	6,338,076	—	10,866,000
2020	4,381,839	—	—
2021	2,948,334	—	—
Thereafter	6,092,296	—	—
	$33,869,605	$20,978,150	$32,897,848

Other Commitments

On March 31, 2017, we entered into a five year office lease agreement with Caliber Investment Group LLC, an affiliate of Wexford. The aggregate minimum lease payments under this agreement are $2.6 million.

Subsequent to March 31, 2017, we entered into lease agreements with aggregate commitments of $28.9 million.

In the fourth quarter of 2016 and first quarter of 2017, we entered into agreements to acquire new high pressure fracturing units and other capital equipment. The future commitments under these agreements was $21.0 million as of March 31, 2017. Additionally, subsequent to March 31, 2017, the Company ordered an aggregate of $75.8 million in other equipment for other property and equipment.

On March 20, 2017, as amended and restated on May 12, 2017, we entered into the Contribution Agreements in which we agreed to acquire all outstanding membership interests in the Target Companies for an aggregate of 7.0 million shares of our common stock. We closed these acquisitions on June 5, 2017. See “—First Quarter 2017 Highlights” above.

On March 27, 2017, we entered into the Purchase Agreement with Chieftain Sand and Proppant, LLC and Chieftain Sand and Proppant Barron, LLC, unrelated third party sellers, following our successful bid in a bankruptcy court auction for substantially all of the assets of the sellers for $36.3 million. The Chieftain Acquisition closed on May 26, 2017. We funded the purchase price for the Chieftain Acquisition with cash on hand and borrowings under our revolving credit facility. See “—First Quarter 2017 Highlights” above.

On October 19, 2017, we entered into a contract to aid in the restoration of utility infrastructure on the island of Puerto Rico. The contract provides for payments of up to $200.0 million, including an initial payment of $15.0 million at the time of signing. As of October 25, 2017, we had entered into $23.8 million of commitments related to this contract and made prepayments and deposits of $5.0 million with respect to these commitments.